AGREEMENT AND PLAN OF MERGER
among
NEW MOUNTAIN PRIVATE CREDIT FUND,
NEW MOUNTAIN GUARDIAN III BDC, L.L.C.
and
NEW MOUNTAIN FINANCE ADVISERS, L.L.C.
(for the limited purposes set forth herein)
Dated as of October 11, 2024

3.19.	Takeover Provisions	B-20
3.20.	Appraisal Rights	B-20
3.21.	Company Filings	B-20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR		B-20
4.1.	Organization	B-20
4.2.	Authority; No Violation	B-21
4.3.	Governmental Consents	B-22
4.4.	Broker’s Fees	B-22
4.5.	Acquiror Information	B-22
4.6.	Sufficient Funds	B-22
4.7.	Litigation	B-22
4.8.	Acquiror Filings	B-22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ADVISER		B-23
5.1.	Organization	B-23
5.2.	Authority; No Violation	B-23
5.3.	Compliance with Applicable Law; Permits	B-24
5.4.	Litigation	B-25
5.5.	Adviser Information	B-25
5.6.	Financial Resources	B-25

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		B-25
6.1.	Conduct of Company Business Prior to the Effective Time	B-25
6.2.	Company Forbearances	B-25
6.3.	Conduct of Acquiror Business Prior to the Effective Time	B-28
6.4.	Valuation	B-28

ARTICLE VII ADDITIONAL AGREEMENTS		B-29
7.1.	Further Assurances	B-29
7.2.	Regulatory Matters	B-30
7.3.	Approvals	B-31
7.4.	Indemnification	B-31
7.5.	No Solicitation	B-32
7.6.	Company Takeover Proposals	B-33
7.7.	Access to Information	B-35
7.8.	Publicity	B-36
7.9.	Takeover Statutes	B-36
7.10.	RIC Status	B-36
7.11.	Member Litigation	B-36
7.12.	Section 16 Matters	B-37
7.13.	No Other Representations or Warranties	B-37

ARTICLE VIII CONDITIONS PRECEDENT		B-37
8.1.	Conditions to Each Party’s Obligations to Effect the Merger	B-37
8.2.	Conditions to Obligations of the Acquiror to Effect the Merger	B-38
8.3.	Conditions to Obligations of the Company to Effect the Merger	B-39
8.4.	Frustration of Closing Conditions	B-40

ARTICLE IX TERMINATION AND AMENDMENT		B-40
9.1.	Termination	B-40
9.2.	Effect of Termination	B-42
9.3.	Fees and Expenses	B-42
9.4.	Amendment	B-42
9.5.	Extension; Waiver	B-42

ARTICLE X CERTAIN DEFINITIONS		B-43

ARTICLE XI GENERAL PROVISIONS		B-49
11.1.	Nonsurvival of Representations, Warranties and Agreements	B-49
11.2.	Notices	B-49
11.3.	Interpretation; Construction	B-51
11.4.	Counterparts	B-51
11.5.	Entire Agreement	B-52
11.6.	Governing Law; Jurisdiction; Waiver of Jury Trial	B-52
11.7.	Assignment; Third Party Beneficiaries	B-52
11.8.	Specific Performance	B-53
Exhibits
Exhibit A    Form of Amended and Restated Company LLC Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 11, 2024 (this “Agreement”), is made by and among New Mountain Private Credit Fund, a Maryland statutory trust (the “Acquiror”), New Mountain Guardian III BDC, L.L.C., a Delaware limited liability company (the “Company”), and, solely for purposes of ARTICLE V, Section 7.2, Section 8.2, Section 8.3 and ARTICLE XI, New Mountain Finance Advisers, L.L.C., a Delaware limited liability company and the investment adviser to the Acquiror and the Company (the “Adviser”).
RECITALS
WHEREAS, the Company has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”);
WHEREAS, the Acquiror has previously elected to be regulated as a BDC and is sponsored by New Mountain Capital, L.L.C., a Delaware limited liability company;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company shall merge with and into the Acquiror, with the Acquiror as the surviving company in the merger (the “Merger”);
WHEREAS, the Board of Trustees of the Acquiror (the “Acquiror Board”), upon the recommendation of members of the Acquiror Board who are not “interested persons” of the Acquiror, as defined in the Investment Company Act, has unanimously (i) determined that (a) this Agreement and the terms of the Merger and the related Transactions are advisable, fair to and in the best interests of the Acquiror and the Adviser, in its capacity as the sole shareholder of the Acquiror (the Adviser in its capacity as the sole shareholder of the Aquiror, the“Acquiror Parent”), and (b) the interests of the Acquiror Parent will not be diluted as a result of the Merger and the related Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger), (iii) directed that the approval of this Agreement and the Transactions (including the Merger) be submitted to the Acquiror Parentand (iv) resolved to recommend the approval of this Agreement and the Transactions (including the Merger) by the Acquiror Parent;
WHEREAS, the Acquiror Parent has approved of this Agreement and the Transactions (including the Merger);
WHEREAS, the Board of Directors of the Company (the “Company Board”), upon the recommendation of a committee of the Company Board comprised solely of the Independent Directors of the Company (the “Company Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the related Transactions and other Company Matters are advisable, fair to and in the best interests of the Company and its members and (y) the interests of the Company’s existing members will not be diluted as a result of the Merger and the related Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and other Company Matters), (iii)

directed that the approval of the Company Matters be submitted to the Company’s members and (iv) resolved to recommend that the members of the Company approve the Company Matters; and
WHEREAS, the parties (i) acknowledge that all members of the Company will be offered the opportunity to (and, as a result of such offer, certain members of the Company might) transfer all or a portion of their Company Units to the Acquiror prior to the Closing in exchange for Acquiror Shares (as defined below) (such transfer, the “Rollover Contribution”), and (ii) intend the Rollover Contribution and the Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement and the Rollover Subscription Agreements, together, to constitute a “plan of reorganization” within the meaning of the Code; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:
ARTICLE I
THE MERGER
1.1.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware Limited Liability Company Act (the “LLC Act”), the Maryland Statutory Trust Act (the “MSTA”) and Rule 17a-8 of the Investment Company Act, at the Effective Time, the Company shall merge with and into the Acquiror, and the separate existence of the Company shall cease. The Acquiror shall be the surviving company in the Merger and shall continue its existence as a statutory trust under the MSTA.
1.2.    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission on the date that is three (3) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed by the parties to this Agreement (the date on which the Closing actually occurs, the “Closing Date”).
1.3.    Effective Time. The Merger shall become effective at such date and time as set forth in (i) the certificate of merger (the “Merger Certificate”) that shall be filed with, and accepted for record by, the Secretary of State of the State of Delaware (the “DE SOS”), and (ii) the articles of merger (the “Articles of Merger”) that shall be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “MD SDAT”). The

term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Merger Certificate and the Articles of Merger.
1.4.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the LLC Act and the MSTA.
1.5.    Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Acquiror or the holder of any of the following securities:
(a)    All units of limited liability company interests of the Company (each, a “Company Unit” and, together, the “Company Units”) that are issued and outstanding and are owned by the Acquiror or any of its Consolidated Subsidiaries immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of beneficial interest of the Acquiror (each, an “Acquiror Share” and, together, the “Acquiror Shares”) or any other consideration shall be delivered in exchange therefor (such Company Units, the “Cancelled Units”).
(b)    Subject to Section 1.5(d), each Company Unit issued and outstanding immediately prior to the Effective Time (except for the Cancelled Units) shall be converted, in accordance with and subject to the procedures set forth in ARTICLE II, into the right to receive an amount in cash equal to the Company Per Unit NAV (the “Merger Consideration”).
(c)    All Company Units converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of a book-entry unit (“Book-Entry Unit”) that immediately prior to the Effective Time represented an outstanding Company Unit shall cease to have any rights with respect to such Book-Entry Unit other than the right to receive, upon surrender of such Book-Entry Unit in accordance with Section 2.2, the Merger Consideration.
(d)    The Company Per Unit NAV shall be appropriately adjusted if, between the Determination Date and the Effective Time, the outstanding Company Units shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities, in each case, as a result of any reclassification, recapitalization, share split, reverse share split, split-up, combination or exchange of shares, or if a share dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, as permitted by this Agreement. Nothing in this Section 1.5(d) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
1.6.    Termination of Certain Contractual Obligations. As of the Effective Time, the Company Advisory Agreement, the Company Administration Agreements and the Company Trademark Agreement shall be terminated and of no further force and effect.

1.7.    Organizational Documents. The Acquiror Organizational Documents as in effect immediately prior to the Effective Time shall be the organizational documents of the Acquiror as of immediately after consummation of the Merger, and shall be the organizational documents of the Acquiror until thereafter amended in accordance with applicable Law and the terms of the Acquiror Organizational Documents.
1.8.    Trustees and Officers. Subject to applicable Law, the trustees and officers of the Acquiror as of immediately prior to the Effective Time shall be the trustees and officers of the Acquiror as of immediately after consummation of the Merger, and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal, or adjudication of legal incompetence.
ARTICLE II
MERGER CONSIDERATION
2.1.    Designation of Exchange Agent; Deposit of Merger Consideration. Prior to the Closing, the Acquiror shall enter into a customary exchange agreement with a nationally recognized financial institution designated by the Acquiror and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.5(b). At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this ARTICLE II, through the Exchange Agent cash sufficient to pay the Merger Consideration in accordance with Section 1.5(b) (such cash provided to the Exchange Agent is hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5(b), the Acquiror shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Acquiror shall cause the Exchange Fund to be (x) held for the benefit of the holders of Company Units as of immediately prior to the Effective Time and (y) applied promptly to making the payments pursuant to Section 1.5. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.5, except as expressly provided for in this Agreement.
2.2.    Delivery of Merger Consideration.
(a)    As promptly as practicable following the Effective Time and in any event not later than the second Business Day thereafter, the Acquiror shall cause the Exchange Agent to mail to each holder of record of a Book-Entry Unit that immediately prior to the Effective Time represented an outstanding Company Unit (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Unit shall pass only upon proper surrender of such Book-Entry Unit to the Exchange Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Unit or such other reasonable evidence, if any, of such surrender as the Exchange Agent may reasonably request), which shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify, and (ii) instructions (which instructions shall be in the form and have such other provisions as the Acquiror and the Company may reasonably specify) for use in effecting the surrender of Book-Entry Units in exchange for the Merger Consideration.
(b)    Upon surrender to the Exchange Agent of Company Units that are Book-Entry Units, by book-receipt of an “agent’s message” by the Exchange Agent in connection with the surrender of such Book-Entry Units (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Units as the Exchange Agent may reasonably request), the holder of such Book-Entry Units shall be entitled to receive in exchange therefor, and the Acquiror shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the applicable Merger Consideration multiplied by the number of Company Units previously represented by such Book-Entry Units. The Exchange Agent shall accept such Book-Entry Units upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of Book-Entry Units on any cash payable upon the surrender of Book-Entry Units.
(c)    In the event of a transfer of ownership of Company Units that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Book-Entry Unit so surrendered is registered, only if such Book-Entry Unit shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Book-Entry Unit or establish to the satisfaction of the Acquiror that such Tax has been paid or is not applicable.
2.3.    No Further Ownership Rights; Transfers. All Merger Consideration paid by the Acquiror in accordance with the terms of ARTICLE I and ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Units in respect of which such Merger Consideration was paid. From and after the Effective Time, the unit transfer books of the Company shall be closed with respect to, and there shall be no further transfers on the unit transfer books of the Company of, the Company Units that were issued and outstanding immediately prior to the Effective Time.
2.4.    Net Asset Value Calculation.
(a)    The Company shall deliver to the Acquiror a calculation of the net asset value of the Company, reduced by any Company Transaction Expenses, as of a date mutually agreed between the Acquiror and the Company, such date to be no earlier than forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the same assumptions and methodologies, and applying the same categories of adjustments to net asset value, historically used by the Company in preparing the calculation of the net asset value per Company Unit (with an accrual for any dividend declared by the Company and not yet paid) (the “Closing Company Net Asset Value”); provided that the Company shall update the calculation of the Closing Company Net

Asset Value in the event that the Closing is subsequently materially delayed or there is a material change to the Closing Company Net Asset Value prior to the Closing (including any dividend declared after the Determination Date but prior to Closing) and as needed to ensure the Closing Company Net Asset Value is determined within forty-eight (48) hours (excluding Sundays and holidays) prior to the Effective Time; provided further that the Company Board, including a majority of the Independent Directors of the Company Board, shall be required to approve, and the Chief Financial Officer of the Company shall certify in writing to the Acquiror, the calculation of the Closing Company Net Asset Value.
(b)    In connection with preparing the calculation provided pursuant to this Section 2.4, the Company shall use the portfolio valuation methods approved by the Company Board for valuing the securities and other assets of the Company as of June 30, 2024. In furtherance thereof, the Company shall utilize the services of one or more third-party valuation agents in preparing the valuation of each material security or other asset of the Company that (i) does not have a readily available market quotation and (ii) has been given a risk rating below the score of “4A” based on its operating performance and underlying business characteristics as of September 30, 2024.
(c)    The Company shall afford the Acquiror and its Representatives, upon reasonable request, reasonable access to the individuals who have prepared the calculation provided pursuant to this Section 2.4 and to the information, books, records, work papers and back-up materials used or useful in preparing such calculation, including without limitation any reports prepared by valuation agents, in order to assist the Acquiror with its review of such calculation so long as such individuals remain employed by the Adviser or its Affiliates.
2.5.    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former members of the Company as of the first anniversary of the Effective Time may be paid to the Acquiror, upon the Acquiror’s written demand to the Exchange Agent. In such event, any former members of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to the Acquiror for payment of the Merger Consideration deliverable in respect of the Company Units such member holds as determined pursuant to this Agreement without any interest thereon.
2.6.    No Liability. None of the Acquiror, the Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Book-Entry Units shall not have been surrendered immediately prior to the date on which any Merger Consideration or any other entitlements in respect of such Book-Entry Unit would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or other entitlements in respect of such Book-Entry Unit shall, to the extent permitted by applicable Law, become the property of the Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

2.7.    Withholding Rights. The Acquiror, the Exchange Agent and each of their respective Affiliates and agents, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Company Units such amounts as it determines in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except with respect to matters that have been Previously Disclosed, the Company hereby represents and warrants to the Acquiror that:
3.1.    Organization.
(a)    The Company is a limited liability company duly formed and validly existing and in good standing under the Laws of the State of Delaware. The Company has duly elected to be regulated as a BDC, and such election has not been revoked or withdrawn and is in full force and effect. The Company has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(b)    True, complete and correct copies of the Certificate of Formation of the Company, as amended and supplemented (the “Company Certificate”), and the Limited Liability Company Agreement of the Company, as amended and supplemented (the “Company LLC Agreement” and, together with the Company Certificate, the “Company Organizational Documents”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company.
(c)    Each Consolidated Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as applicable, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
3.2.    Capitalization.
(a)    Interests in the Company are held in the form of Company Units, of which 114,906,527 Company Units were outstanding as of the close of business on June 30, 2024 (the “Company Capitalization Date”). All of the issued and outstanding Company Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which members of the Company may vote (“Company Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any Company Units, Company Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any Company Units, Company Voting Debt or other equity securities of the Company. There are no obligations of the Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Units, Company Voting Debt or any equity security of the Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any Company Units, Company Voting Debt or any other equity security of the Company or its Consolidated Subsidiaries or (ii) pursuant to which the Company or any of its Consolidated Subsidiaries is or could be required to register Company Units or other securities under the Securities Act. All of the outstanding Company Units have been issued in compliance with applicable Law in all material respects.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.
3.3.    Authority; No Violation.
(a)    The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Company Member Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Company Board. The Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the related Transactions and other Company Matters are advisable, fair to and in the best interests of the Company and its members and (B) the interests of the Company’s existing members will not be diluted as a result of the Merger and the related Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and other Company Matters), (iii) directed that the approval of the Company Matters be submitted to the Company’s members and (iv) resolved to recommend that the members of the Company approve the Company Matters. Except for receipt of the approval of the Company Matters by written consent of (1) in the case of clause (ii) of the definition of “Company Matters”, a percentage in interest in excess of 50% of the Common Unitholders (as such term is defined in the Company LLC Agreement), and (2) in the case of clauses (i) and (iii) of the definition of “Company Matters”, members of the Company who own Company Units representing more than 50% of the then-current percentage or other interest in the profits of the Company owned by all of the Company's members (the “Company Member Approval”), the Merger and the other Transactions have been authorized by all necessary limited liability company action on the part of the Company. Except for receipt of the Company Unitholder Approval, this Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Acquiror and the Adviser) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).
(b)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor the performance of this Agreement by the Company, will (i) violate any provision of the Company Organizational Documents or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to the Company or any of its Consolidated Subsidiaries or (B) except as Previously Disclosed, violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.4.    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other Transactions, except for (a) the filing with the SEC of the Consent Solicitation Statement, (b) if required, any notices or filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (c) the filing of the Merger Certificate with, and the acceptance for the record of the Merger Certificate by, the DE SOS, (d) the filing of the Articles of Merger with, and the acceptance for the record of the Articles of Merger by, the MD SDAT, (e) the reporting of this Agreement on a Current Report on Form 8-K, and (f) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
3.5.    Reports.
(a)    The Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2023 (the “Company Applicable Date”) with the SEC (such filings since the Company Applicable Date, the “Company SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries taken as a whole. To the Company’s knowledge, no Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Company’s knowledge, all Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Company is required to make any filing with the SEC.
(b)    Neither the Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of the Acquiror or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has the Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c)    The Company has made available to the Acquiror all material correspondence with the SEC since the Company Applicable Date and, as of the date of this Agreement, to the knowledge of the Company (i) there are no unresolved comments from the SEC with respect to the Company SEC Reports or any SEC examination of the Company and (ii) none of the Company SEC Reports is subject to any ongoing review by the SEC.
3.6.    Company Financial Statements.
(a)    The financial statements, including the related consolidated schedules of investments, of the Company and its Consolidated Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in net assets and consolidated financial position of the Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Deloitte & Touche LLP (“Deloitte”) has not resigned, threatened resignation or been dismissed as the Company’s independent public accountant as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except for (A) liabilities reflected or reserved against on the consolidated unaudited balance sheet of the Company as of June 30, 2024 included in the unaudited financial statements set forth in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2024 (the “Company Balance Sheet”), (B) liabilities incurred in the ordinary course of business since June 30, 2024, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Company SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the Company Balance Sheet in accordance with GAAP.
(c)    Neither the Company nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act).

(d)    Since the Company Applicable Date, (i) neither the Company nor any of its Consolidated Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant or Representative of the Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Company or any of its Consolidated Subsidiaries, whether or not employed by the Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Company or any of its directors, officers or agents to the Company Board or any committee thereof or to any director or officer of the Company.
(e)    To the Company’s knowledge, since the Company Applicable Date, Deloitte, which has expressed its opinion with respect to the financial statements of the Company and its Consolidated Subsidiaries included in the Company SEC Reports (including the related notes), has been (i) “independent” with respect to the Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.
(f)    The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.
(g)    The Company has in all material respects:
(i)    designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Company’s Principal Executive Officer and Principal Financial Officer to make the certifications required under the Exchange Act with respect to such reports;

(ii)    designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2023 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, using the framework specified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
(iii)    (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Company’s auditors any material weaknesses in internal controls.
(h)    The fair market value of the Company’s investments as of June 30, 2024 (i) was determined in accordance with Accounting Standards Codification, “Fair Value Measurements and Disclosures (Topic 820)”, issued by the Financial Accounting Standards Board and (ii) reflects a reasonable estimate of the fair value of such investments as determined in good faith, in accordance with Rule 2a-5 under the Investment Company Act.
(i)    To the Company’s knowledge, there is no fraud or suspected fraud affecting the Company involving management of the Company who have significant roles in the Company’s internal control over financial reporting.
3.7.    Broker’s Fees. Neither the Company nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions.
3.8.    Absence of Changes or Events. Since the Company’s last quarterly report on Form 10-Q and through the date hereof, (a) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of the Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and (c) there has not been any material action that would have required the consent of the Acquiror under Sections 6.1 or 6.2.
3.9.    Compliance with Applicable Law; Permits.
(a)    The Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(b)    The Company is in compliance, and since the Company Applicable Date, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or the reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.
(c)    The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. There have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Company Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(d)    The Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
(e)    No “affiliated person” (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of the Company, threatened that would result in any such disqualification.
(f)    The minute books and other similar records of the Company maintained since the Company Applicable Date contain a true and complete record in all material respects of all action taken at all meetings and by all written consents in lieu of meetings of the members of the Company, the Company Board and any committees of the Company Board.
3.10.    Company Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Exchange Act, or (ii) the Consent Solicitation Statement will, at the date the Consent Solicitation Statement or any amendment or supplement is first mailed to members of the Company or at the time of the Consent Deadline, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by the Acquiror or the Adviser for inclusion or incorporation by reference in the Registration Statement or the Consent Solicitation Statement.
3.11.    Taxes and Tax Returns.
(a)    The Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all material Taxes shown thereon as arising, or required to be shown thereon, and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. No material Tax Return of the Company or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP. Neither the Company nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Consolidated Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply. Neither the Company nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Consolidated Subsidiaries. Neither the Company nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Company or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.
(b)    The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC at all times since the beginning of its first taxable year ended December 31, 2019 and expects to continue to so qualify through the Effective Time. No challenge to the Company’s status as a RIC is pending or has been threatened orally or in writing. For each taxable year of the Company ending on or before the Effective Time, the Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code (assuming for these purposes that any Tax Dividend declared by the Company after the date of this Agreement has been timely paid).
(c)    Prior to the Closing Date, the Company shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Effective Time. Prior to the Closing Date, the Company shall have declared a Tax Dividend with respect to the final taxable year ending with its complete liquidation.

(d)    The Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(e)    The Company has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.
(f)    The Company Previously Disclosed each asset the disposition of which would be subject to the rules similar to Section 1374 of the Code as prescribed in IRS Notice 88-19, 1988-1 C.B. 486, or Treasury Regulation Section 1.337(d)-7 and the amount of “net unrealized built-in gain” (within the meaning of Section 1374(d) of the Code) on each such asset. Other than as Previously Disclosed, the Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.
(g)    No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Consolidated Subsidiaries does not file Tax Returns that the Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.
(h)    Neither the Company nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.
(i)    Neither the Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.
(j)    Neither the Company nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Company and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.
(k)    Neither the Company nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Consolidated Subsidiaries).
(l)    There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Consolidated Subsidiaries.
3.12.    Litigation. There are no material Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Consolidated Subsidiaries. There is no

Order binding upon the Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.13.    Employee Matters. Neither the Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).
3.14.    Certain Contracts.
(a)    The Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to the Acquiror of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date hereof, the Company or any of its Consolidated Subsidiaries is a party, or by which the Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:
(i)    any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K;
(ii)    any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $5,000,000 is outstanding or may be incurred, or any guarantee by the Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $5,000,000;
(iii)    any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Company and its Consolidated Subsidiaries conducts or may conduct; or
(iv)    any Contract that obligates the Company or any of its Consolidated Subsidiaries to conduct any business that is material to the Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate the Acquiror or any of its Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis.

(b)    Each Company Material Contract is (x) valid and binding on the Company or its applicable Consolidated Subsidiary and, to the Company’s knowledge, each other party thereto, (y) enforceable against the Company or its applicable Consolidated Subsidiary in accordance with its terms (subject to the Enforceability Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company Advisory Agreement has been approved by the Company Board and members of the Company in accordance with Section 15 of the Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.15.    Insurance Coverage. All material insurance policies maintained by the Company or any of its Consolidated Subsidiaries and that name the Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither the Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.
3.16.    Intellectual Property. The Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No claims are pending for which the Company has received written notice or, to the knowledge of the Company, threatened (i) that the Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of the Company, no Person is infringing, misappropriating or using without authorization the rights of the Company or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.
3.17.    Real Property. Neither the Company nor any of its Consolidated Subsidiaries owns or leases any real property.
3.18.    Investment Assets. Each of the Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Company or its Consolidated Subsidiaries pursuant to credit agreements that have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business. As of June 30, 2024, the value of investments owned by the Company that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act was greater than 70% of the value of the Company’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act).
3.19.    Takeover Provisions. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover statutes or regulations enacted under state or federal Laws in the United States or provisions included in any applicable organizational documents (collectively, “Takeover Statutes”) are applicable to the Merger or the other Transactions.
3.20.    Appraisal Rights. In accordance with the LLC Act and the Company Organizational Documents, no dissenters’ rights, appraisal rights or rights of an objecting member shall be available to holders of Company Units in connection with the Merger or the other Transactions.
3.21.    Company Filings. As of the date of this Agreement, the Company has prepared and filed with the SEC a consent solicitation statement in preliminary form relating to the solicitation by the Company of written consents from the members of the Company to obtain the Company Member Approval (the “Preliminary Consent Solicitation Statement”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
The Acquiror hereby represents and warrants to the Company that:
4.1.    Organization.
(a)    The Acquiror is a statutory trust duly formed and validly existing and in good standing under the Laws of the State of Maryland. The Acquiror is a newly formed statutory trust and, except for their organization and capitalization and actions in connection with this Agreement and the Transactions to be contemplated hereunder, the Acquiror and its Consolidated Subsidiaries have not engaged in any operations as of the date of this Agreement.
(b)    A true, complete and correct copy of the Declaration of Trust of the Acquiror (the “Acquiror Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to the Company.
4.2.    Authority; No Violation.
(a)    The Acquiror has all requisite statutory trust power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by the Acquiror Board. The Acquiror Board has unanimously (i) determined that (A) this Agreement and the terms of the Merger and the related Transactions are advisable, fair to and in the best interests of the Acquiror and the Acquiror Parent and (B) the interests of the Acquiror Parent will not be diluted as a result of the Merger and the related Transactions, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger), and (iii) resolved to recommend the approval of the Transactions (including the Merger) by the Acquiror Parent. The Acquiror Parent has approved this Agreement and the Transactions (including the Merger). The Merger and the other Transactions have been authorized by all necessary trust action on the part of the Acquiror. This Agreement has been duly and validly executed and delivered by the Acquiror and (assuming due authorization, execution and delivery by the Company and the Adviser) this Agreement constitutes the valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms (except as may be limited by the Enforceability Exception).
(b)    Neither the execution and delivery of this Agreement by the Acquiror, nor the consummation of the Transactions, nor the performance of this Agreement by the Acquiror, will (i) violate any provision of the Acquiror Organizational Documents or (ii) (A) violate any Law or Order applicable to the Acquiror or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Acquiror under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Acquiror is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.

4.3.    Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Acquiror of the Merger and the other Transactions, except for, to the extent required by Law, (a) the filing with the SEC of the Registration Statement, (b) if required, any notices or filings under the HSR Act, (c) the filing of the Merger Certificate with, and the acceptance for the record of the Merger Certificate by, the DE SOS, (d) the filing of the Articles of Merger with, and the acceptance for the record of the Articles of Merger by, the MD SDAT, (e) the filing of any other reports or documents as required by the Exchange Act, and (f) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.
4.4.    Broker’s Fees. Neither the Acquiror nor any of its Consolidated Subsidiaries nor any of their trustees, officers or agents have utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions.
4.5.    Acquiror Information. None of the information supplied or to be supplied by the Acquiror for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Exchange Act, or (b) the Consent Solicitation Statement will, at the date the Consent Solicitation Statement or any amendment or supplement is first mailed to members of the Company or at the time of the Consent Deadline, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Acquiror with respect to information supplied by the Company or the Adviser for inclusion or incorporation by reference in the Registration Statement or the Consent Solicitation Statement.
4.6.    Sufficient Funds. As of the date hereof, the Acquiror reasonably believes that, prior to the Outside Date, it will have cash and other sources of immediately available funds sufficient to consummate the Merger, including the payment of the Merger Consideration and all fees and expenses payable by Acquiror in connection with the Merger.
4.7.    Litigation. There are no Proceedings pending or, to the Acquiror’s knowledge, threatened against the Acquiror, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. There is no Order binding upon the Acquiror other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Acquiror.
4.8.    Acquiror Filings. Prior to the date of this Agreement, the Acquiror has prepared and filed with the SEC (a) a preliminary registration statement on Form 10 (the “Preliminary Registration Statement”) and (b) a notification of election to be subject to Sections 55 through 65 of the Investment Company Act on Form N-54A.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ADVISER
The Adviser hereby represents and warrants to the Company and the Acquiror that:
5.1.    Organization. The Adviser is a limited liability company organized and validly existing under the Laws of the State of Delaware and in good standing with the DE SOS. The Adviser has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign limited liability company in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
5.2.    Authority; No Violation.
(a)    The Adviser has all requisite limited liability company power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by the managing member of the Adviser. This Agreement has been duly and validly executed and delivered by the Adviser and (assuming due authorization, execution and delivery by the Company and the Acquiror) this Agreement constitutes the valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms (except as may be limited by the Enforceability Exception).
(b)    Neither the execution and delivery of this Agreement by the Adviser, nor the consummation of the Transactions, nor the performance of this Agreement by the Adviser, will (i) violate any provision of the certificate of formation or the limited liability company agreement of the Adviser or (ii) (A) violate any Law or Order applicable to the Adviser or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Adviser under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Adviser is a party or by which its properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
(c)    No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by the Adviser, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
5.3.    Compliance with Applicable Law; Permits.
(a)    The Adviser is, and at all times since it became the investment adviser to the Acquiror and the Company has been, duly registered as an investment adviser under the Investment Advisers Act.
(b)    The Adviser is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror. The Adviser has not received any written or, to the Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
(c)    The Adviser holds and is in compliance with all Permits required in order to permit the Adviser to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Adviser. The Adviser has not received any written or, to the Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
(d)    The Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act and, during the period prior to the date of this Agreement that the Adviser has been the investment adviser to the Acquiror and the Company, the Adviser has been in compliance with such policies and procedures, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole, or the Company and its Consolidated Subsidiaries, taken as a whole.
(e)    During the period prior to the date of this Agreement that it has been the investment adviser to the Acquiror and the Company, there has been no material adverse change in the operations, affairs or regulatory status of the Company or the Acquiror.

5.4.    Litigation. There are no Proceedings pending or, to the Adviser’s knowledge, threatened against the Adviser, except as would not reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror. There is no Order binding upon the Adviser other than such Orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or the Acquiror.
5.5.    Adviser Information. None of the information supplied or to be supplied by the Adviser for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Exchange Act, or (b) the Consent Solicitation Statement will, at the date the Consent Solicitation Statement or any amendment or supplement is first mailed to members of the Company or at the time of the Consent Deadline, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Adviser with respect to information supplied by the Company or the Acquiror for inclusion or incorporation by reference in the Registration Statement or the Consent Solicitation Statement.
5.6.    Financial Resources. The Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Consent Solicitation Statement and under this Agreement.
ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1.    Conduct of Company Business Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law or the Company LLC Agreement, as expressly permitted by this Agreement or with the prior written consent of the Acquiror, which prior written consent shall not be unreasonably delayed, conditioned or withheld, the Company shall, and shall cause each of its Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business and consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.
6.2.    Company Forbearances. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or as Previously Disclosed, and acting in a manner consistent with Section 6.1(a), the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror (which prior written consent shall not be unreasonably delayed, conditioned or withheld):
(a)    issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any units of its limited liability company interests, (ii) any Company Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such units or other securities;
(b)    (i) make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any units of its limited liability company interests, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis, consistent with past practices and the Company’s investment objectives and policies as publicly disclosed, (B) a Tax Dividend or (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of the Company to the Company or another direct or indirect wholly owned Consolidated Subsidiary of the Company; (ii) adjust, split, combine, reclassify or take similar action with respect to any of the units of its limited liability company interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for units of its limited liability company interests or (iii) purchase, redeem or otherwise acquire, any units of its limited liability company interests or any rights, warrants or options to acquire, or securities convertible into, such units of its limited liability company interests;
(c)    sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or (ii) encumbrances required to secure Permitted Indebtedness of the Company or any of its Consolidated Subsidiaries;
(d)    acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with the Company’s investment objectives and policies as publicly disclosed;
(e)    amend the Company Organizational Documents or other governing documents or similar governing documents of any of its Consolidated Subsidiaries, except for the Amended and Restated Company LLC Agreement;
(f)    implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements;

(g)    take any action or knowingly fail to take any action that would, or would reasonably be expected to materially delay or materially impede the ability of the parties to consummate the Transactions; provided, however, that the foregoing shall not preclude the Company from declaring or paying any Tax Dividend on or before the Closing Date;
(h)    incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business and (ii) Permitted Indebtedness;
(i)    make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business;
(j)    (i) file or amend any material Tax Return other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed; (ii) make, change or revoke any material Tax election or (iii) settle or compromise any material Tax liability or refund;
(k)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify or not be subject to tax as a RIC;
(l)    enter into any new line of business (it being understood that this prohibition does not apply to any portfolio companies in which the Company or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in the Company’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC);
(m)    other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, or, except as permitted by Section 6.2(h), enter into any Contract that would otherwise constitute a Company Material Contract had it been entered into prior to the date of this Agreement;
(n)    other than in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract (other than any Company Material Contract related to Permitted Indebtedness);
(o)    settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and the Company’s investment objectives and policies as publicly disclosed, in an amount not in excess of $2,500,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Effective Time, the Acquiror or any of its Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault;
(p)    except as otherwise expressly contemplated by this Agreement, merge or consolidate the Company or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Consolidated Subsidiaries;
(q)    acquire, or agree to acquire, any Acquiror Shares; or
(r)    agree to take, make any commitment to take, or adopt any resolutions of the Company Board authorizing, any of the actions prohibited by this Section 6.2.
6.3.    Conduct of Acquiror Business Prior to the Effective Time. During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly permitted by this Agreement or with the prior written consent of the Company, which prior written consent shall not be unreasonably delayed, conditioned or withheld, the Acquiror shall not, and shall cause each of its Consolidated Subsidiaries not to, engage in any operations except for their organization and capitalization and actions in connection with this Agreement and the Transactions to be contemplated hereunder.
6.4.    Valuation. The value of each investment asset owned by the Company that is used in connection with the computations made by the Company pursuant to Section 2.4 will be determined in accordance with the valuation policies and procedures set forth in the Company’s compliance policies and procedures approved by the Company Board as of June 30, 2024 and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.4 for purposes of this Agreement, and the value of all assets owned by the Company other than investment assets that are used in connection with the computations made by the Company pursuant to Section 2.4 will be determined in accordance with GAAP. Except as may be mutually agreed by the parties, all valuations made by third-party valuation agents for such purposes will be made only by valuation agents that have been approved by the Company Board as of or prior to the date hereof. Except as may be mutually agreed by the parties, the fair value of any portfolio securities for which fair value determinations were made by the Company Board for purposes of such computations were or will be determined by the Company Board in good faith in accordance with the valuation methods set forth in the Company’s valuation policies and procedures adopted by the Company Board as of June 30, 2024.

ARTICLE VII
ADDITIONAL AGREEMENTS
7.1.    Further Assurances.
(a)    Subject to the right of the Company to take any action that constitutes a Company Adverse Recommendation Change as expressly permitted pursuant to Section 7.6, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all Permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the Merger) in the most expeditious manner practicable, and to comply with the terms and conditions of all such Permits, consents, approvals, confirmations and authorizations of all such third parties and Governmental Entities. Subject to applicable Law, the Company and the Acquiror shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to the Company or the Acquiror, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions.
(b)    Without limiting the generality of the foregoing clause (a), (i) the Acquiror shall use reasonable best efforts to obtain, as promptly as reasonably practicable (and, in any event, prior to the Outside Date), cash and other sources of immediately available funds sufficient to consummate the Merger, including the payment of the Merger Consideration and all fees and expenses payable by Acquiror in connection with the Merger, and (ii) the Company and the Acquiror shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary to obtain any consents, approvals, confirmations and authorizations required pursuant to the terms of the Company Credit Facility to consummate the Transactions (including the Merger).
(c)    Notwithstanding anything to the contrary herein, nothing in this Agreement shall require either the Acquiror and its Consolidated Subsidiaries, on the one hand, or the Company and its Consolidated Subsidiaries, on the other hand, to make payments or provide other consideration for the repayment, restructuring or amendment of terms of Indebtedness in connection with the Transactions (including the Merger), other than, in the case of the Company, any consent fees that were Previously Disclosed.

7.2.    Regulatory Matters.
(a)    Without in any way limiting the foregoing Section 7.1, the Company shall as promptly as practicable prepare and file with the SEC any amendments or supplements to the Preliminary Consent Solicitation Statement, including the definitive consent solicitation statement (together with the Preliminary Consent Solicitation Statement, the “Consent Solicitation Statement”). The Company shall (i) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Consent Solicitation Statement by the SEC and any requests by the SEC for any amendment or supplement to the Consent Solicitation Statement or for additional information, and (ii) cause the Consent Solicitation Statement to be promptly mailed to its members after the date the SEC staff confirms that the SEC does not intend to review the Consent Solicitation Statement or advises that it has no further comments thereon or that the Company may commence mailing the Consent Solicitation Statement.
(b)    The Acquiror and the Adviser shall use reasonable best efforts to furnish all information concerning the Acquiror, the Adviser and the holders of Acquiror Shares as may be reasonably requested by the Company in connection with the preparation and filing with the SEC of the Consent Solicitation Statement.
(c)    The Acquiror shall as promptly as practicable prepare and file with the SEC any amendments or supplements to the Preliminary Registration Statement, including the effective registration statement on Form 10 (together with the Preliminary Registration Statement, the “Registration Statement”). The Acquiror shall use its reasonable best efforts (1) to have the Registration Statement declared effective under the Exchange Act and applicable state Law as promptly as practicable after such filing and (2) to promptly provide responses to the SEC with respect to any comments received on the Registration Statement by the SEC and any requests by the SEC for any amendment or supplement to the Registration Statement or for additional information.
(d)    The Company and the Adviser shall use reasonable best efforts to furnish all information concerning the Company, the Adviser and the holders of Company Units as may be reasonably requested by the Acquiror in connection with the preparation and filing with the SEC of the Registration Statement.
(e)    Prior to the Effective Time, (i) each party hereto shall promptly notify each other party upon becoming aware of any event or circumstance that is required to be described in an amendment to the Consent Solicitation Statement or the Registration Statement, (ii) the Company shall promptly notify the Acquiror after the receipt by it of any comments of the SEC with respect to the Consent Solicitation Statement and (iii) the Acquiror shall promptly notify the Company after the receipt by it of any comments of the SEC with respect to the Registration Statement.
(f)    Subject to applicable Law, each of the Acquiror and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the

Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.
7.3.    Approvals. Notwithstanding anything to the contrary in Section 7.6, the Company shall submit to its members for approval by written consent the Company Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its members in order to carry out the Transactions. The Company shall use reasonable best efforts to obtain from the Company’s members the Company Member Approval in respect of the Company Matters on or prior to the Consent Deadline, and otherwise on the terms and conditions set forth in this Agreement, including, subject to Section 7.6, by providing to the Company’s members the recommendation of the Company Board that the members of the Company approve the Company Matters (the “Company Recommendation”) and including the Company Recommendation in the Consent Solicitation Statement. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Company pursuant to this Section 7.3(a) shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company, its Representatives or its members of any Takeover Proposal (whether or not a Company Superior Proposal).
7.4.    Indemnification.
(a)    Following the Effective Time, the Acquiror shall, to the fullest extent permitted under applicable Law, indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of the Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) the Acquiror shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law (provided, that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff) and (ii) the Acquiror and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b)    Prior to the Closing, the Acquiror shall obtain and fully pay the premium for a “tail” insurance policy for the extension of the Company’s existing directors and officers liability insurance (the “Current D&O Insurance”) in place as of the date of this Agreement for a period of six years from and after the Effective Time with coverage and amounts not less than the current coverage and with terms and conditions that are otherwise not materially less advantageous to the insureds as provided in the Current D&O Insurance.
(c)    Any Indemnified Party wishing to claim indemnification under Section 7.4(a), upon learning of any Proceeding described above, shall promptly notify the Acquiror in writing; provided, that the failure to so notify shall not affect the obligations of the Acquiror under Section 7.4(a) unless the Acquiror is materially prejudiced as a consequence.
(d)    If the Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers or otherwise disposes of all or substantially all of its assets to any other entity or consummates any division transaction, then and in each such case, the Acquiror shall cause proper provision to be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 7.4.
(e)    The provisions of this Section 7.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
7.5.    No Solicitation.
(a)    The Company shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to the Company) of all confidential information previously furnished to any Person (other than the Acquiror or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Effective Time, subject to Section 7.6, the Company shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its members) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than the Acquiror or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than the Acquiror or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by the applicable standard of conduct, waiver or release under any standstill or similar agreement of any third party with respect to equity securities of the Company; provided, however, that notwithstanding the foregoing, the Company (A) may inform Persons of the provisions contained in this Section 7.5, and (B) shall be permitted to grant a waiver of, or terminate, any standstill or similar agreement of any third party with respect to equity securities of the Company, in order to allow such third party to confidentially submit a Takeover Proposal.
(b)    The Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the Acquiror in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the Acquiror copies of any written materials received by the Company or its respective Affiliates or Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall keep the Acquiror informed on a reasonably current basis (and in any event within twenty-four (24) hours after receipt) of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the Acquiror informed on a reasonably current basis of any information requested of or provided by the Company and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.
7.6.    Company Takeover Proposals.
(a)    If on or after the date of this Agreement and at any time prior to the receipt of the Company Member Approval: (i) the Company receives an unsolicited bona fide Takeover Proposal (under circumstances in which the Company has complied in all material respects with the provisions of Sections 7.5(a) and (b)) and (ii) the Company

Board, including a majority of the Independent Directors of the Company Board, shall have determined in good faith, after consultation with its outside legal counsel, that (x) failure to consider such Takeover Proposal would be a breach of the directors’ fiduciary duties under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Company Superior Proposal, then, subject to compliance with this Section 7.6(a), the Company may engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if the Company (A) receives from such Person an executed confidentiality agreement with customary terms (but need not contain any standstill provisions) and (B) provides the Acquiror a copy of all such information that has not previously been delivered to the Acquiror simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates). If on or after the date of this Agreement and at any time prior to the receipt of the Company Member Approval, the Company Board, including a majority of the Independent Directors of the Company Board, shall have determined, after consultation with its outside legal counsel and after compliance with its obligations under this Section 7.6(a) and Section 7.6(b), that continued recommendation of the approval of the Company Matters to the Company’s members would be a breach of the directors’ fiduciary duties under applicable Law as a result of a Company Superior Proposal, the Company may (A) withdraw or qualify (or modify or amend in a manner adverse to the Acquiror), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Acquiror), the approval, adoption, recommendation or declaration of advisability by the Company Board of the Company Matters, including the Company Recommendation, and/or (B) fail to include the Company Recommendation in the Consent Solicitation Statement (any action described in clause (A) and (B) referred to as a “Company Adverse Recommendation Change”).
(b)    Upon any determination that a Takeover Proposal constitutes a Company Superior Proposal, the Company shall promptly provide (and in any event within twenty-four (24) hours of such determination) to the Acquiror a written notice (a “Notice of a Company Superior Proposal”) (i) advising the Acquiror that the Company Board has received a Company Superior Proposal, (ii) specifying in reasonable detail the material terms and conditions of such Company Superior Proposal and any amendment thereof, including the amount per unit or other consideration that the members of the Company will receive in connection with the Company Superior Proposal and including a copy of all written materials provided to or by the Company in connection with such Company Superior Proposal (unless previously provided to the Acquiror), and (iii) identifying the Person making such Company Superior Proposal. The Company shall cooperate and negotiate in good faith with the Acquiror (to the extent the Acquiror desires to negotiate) during the five (5) calendar day period following the Acquiror’s receipt of the Notice of a Company Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Company Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement such that such Company Superior Proposal would cease to constitute a Company Superior Proposal and proceed with a Company Recommendation without a Company Adverse Recommendation Change. If thereafter the Company Board, including a majority of the Independent Directors of the Company Board, determines, in its reasonable good faith judgment after consultation with its outside legal counsel and after giving effect to any proposed adjustments to the terms of this Agreement that such Company Superior Proposal remains a Company Superior Proposal and that the failure to make such Company Adverse Recommendation Change would be a breach of the directors’ fiduciary duties under applicable Law, and the Company has complied in all material respects with Section 7.6(a) above and this Section 7.6(b), the Company may effectuate a Company Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 9.1(c)(ii).
(c)    Other than as permitted by Section 7.6(a), neither the Company nor the Company Board shall make any Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(c)(ii). Notwithstanding anything herein to the contrary, no Company Adverse Recommendation Change shall change the approval of the Company Matters or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.
(d)    Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to the Company’s members if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Recommendation (A) in such communication or (B) within three (3) Business Days after being requested in writing to do so by the Acquiror.
7.7.    Access to Information.
(a)    Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of the Company and the Acquiror shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, trustees, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require the Company or the Acquiror, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either the Company or the Acquiror may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege or any similar privilege or protection under any circumstances in which such privilege or protection may be jeopardized by such disclosure or access.
(b)    No investigation by a party hereto or its Representatives shall affect or be deemed to modify the representations and warranties of the other parties set forth in this Agreement.
7.8.    Publicity. So long as this Agreement is in effect, the Acquiror, the Company and the Adviser each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other Transactions, except as may be required by applicable Law or to the extent that such press release or other public announcement relates to any Company Adverse Recommendation Change made in accordance with Section 7.6, and, to the extent practicable, before such press release or other public announcement is issued or made, the Acquiror, the Company or the Adviser, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such press release or other public announcement; provided, that the Acquiror, the Company or the Adviser may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.8.
7.9.    Takeover Statutes. Neither the Acquiror nor the Company will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Acquiror and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.
7.10.    RIC Status.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Acquiror take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a RIC. Notwithstanding anything to the contrary in this Agreement, including, for the avoidance of doubt, the forbearances described in Section 6.2, the Company may, and may cause its Consolidated Subsidiaries to, take any action which is reasonably necessary or advisable to cause the Company to continue to qualify as a RIC.
7.11.    Member Litigation. The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by the Company’s members against any of them or any of their respective directors, trustees, officers or Affiliates with respect to this Agreement or the Transactions. The Company (i) shall keep the

Acquiror reasonably informed of any material developments in connection with any such Proceeding brought by its members and (ii) shall not settle any such Proceeding without the prior written consent of the Acquiror (such consent not to be unreasonably delayed, conditioned or withheld).
7.12.    Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Company Units resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt pursuant to Rule 16b-3.
7.13.    No Other Representations or Warranties. The parties hereto acknowledge and agree that except for the representations and warranties of the Company in ARTICLE III, the representations and warranties of the Acquiror in ARTICLE IV and the representations and warranties of the Adviser in ARTICLE V, none of the Company, the Acquiror, the Adviser or any of the Company’s or the Acquiror’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes or has relied on any representation or warranty, express or implied.
ARTICLE VIII
CONDITIONS PRECEDENT
8.1.    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a) (but only with respect to the Company Member Approval of the items described in clauses (i) and (iii) of the definition of “Company Matters”), which shall not be waived by any party hereto, waiver, at or prior to the Effective Time, of the following conditions:
(a)    Company Member Approval. The Company Matters shall have been approved by the Company Member Approval.
(b)    No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other Transactions shall be in effect.
(c)    Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired.
(d)    No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other Transactions.

(e)    Net Asset Value Determination. The determination of the Closing Company Net Asset Value shall have been completed in accordance with Section 2.4.
(f)    Sufficient Cash. The Acquiror shall have cash and other sources of immediately available funds in an amount sufficient to pay the aggregate Merger Consideration and all fees and expenses expected to be borne by the Acquiror in connection with the Merger and the other transactions contemplated hereby.
(g)    Company Credit Facility. Any consents, approvals, confirmations and authorizations required pursuant to the terms of the Company Credit Facility to consummate the Transactions (including the Merger) shall have been obtained.
8.2.    Conditions to Obligations of the Acquiror to Effect the Merger. The obligations of the Acquiror to effect the Merger are also subject to the satisfaction or waiver by the Acquiror, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties of the Company and the Adviser. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.8(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7 and 3.20 and the representations and warranties of the Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Company and the Adviser set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Absence of Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Company.
(d)    Receipt of Company Certificate. The Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 8.2(a), (b), and (c) have been satisfied.
8.3.    Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties of the Acquiror and the Adviser. (i) the representations and warranties of the Acquiror set forth in Sections 4.2(a), 4.2(b)(i) and 4.4 and the representations and warranties of the Adviser set forth in Sections 5.2(a) and 5.2(b)(i) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the representations and warranties of the Acquiror and the Adviser set forth in this Agreement (other than those set forth in the foregoing clause (i)), disregarding all qualifications and exceptions contained therein relating to the materiality or Material Adverse Effect or any similar qualification, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date and time (except to the extent that any such representation and warranty speaks only as to a specified date, in which case such representation and warranty shall be true and correct as of such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect with respect to the Acquiror.
(b)    Performance of Obligations of the Acquiror. The Acquiror shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time.
(c)    Absence of Acquiror Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Acquiror.

(d)    Receipt of Acquiror Certificate. The Company shall have received a certificate signed on behalf of the Acquiror by the Chief Executive Officer or the Chief Financial Officer of the Acquiror to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied.
8.4.    Frustration of Closing Conditions. Neither the Acquiror nor the Company may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the other Transactions.
ARTICLE IX
TERMINATION AND AMENDMENT
9.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Company Matters by the members of the Company:
(a)    by mutual consent of the Company and the Acquiror in a written instrument authorized by each of the Company Board, including a majority of the Independent Directors of the Company, and the Acquiror Board;
(b)    by either the Company or the Acquiror, if:
(i)    any Governmental Entity that must grant a Regulatory Approval has denied approval of the Transactions (including the Merger) and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions; or
(ii)    the Merger shall not have been consummated on or before August 31, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Outside Date.
provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c)    by the Company, if:
(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Acquiror, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.3(a), (b) or (c), and such breach is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Company to the Acquiror (provided that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied); or
(ii)    at any time prior to the time the approval of the Company’s members with respect to the Company Matters is obtained, (A) the Company is not in material breach of any of the terms of this Agreement and (B) the Company Board, including a majority of the Independent Directors of the Company, authorizes the Company, subject to complying with the terms of this Agreement (including Section 7.6(b)), to enter into, and the Company enters into, a definitive Contract with respect to a Company Superior Proposal.
(d)    by the Acquiror, if:
(i)    there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 8.2(a), (b) or (c), and such breach is not curable prior to the Outside Date or if curable prior to the Outside Date, has not been cured within thirty (30) days after the giving of notice thereof by the Acquiror to the Company (provided that the Acquiror is not then in material breach of this Agreement so as to cause any of the conditions set forth in Sections 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);
(ii)    prior to obtaining approval of the Company Matters by the members of the Company (A) a Company Adverse Recommendation Change shall have occurred, (B) a Takeover Proposal is publicly announced and the Company fails to issue, within ten (10) Business Days after such Takeover Proposal is announced, a press release that reaffirms the Company Recommendation or (C) a tender or exchange offer relating to any Company Units shall have been commenced by a third party and the Company shall not have sent to its members, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or

(iii)    the Company breaches, in any material respect, its obligations under Section 7.5 or Section 7.6.
The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.
9.2.    Effect of Termination. In the event of termination of this Agreement by either the Company or the Acquiror as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the Adviser, the Acquiror, the Company, any of their respective Affiliates or Consolidated Subsidiaries or any of the officers, directors or trustees of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.7(b), ARTICLE IX and ARTICLE XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.
9.3.    Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions (including the Merger) shall be paid by the Company, whether or not the Transactions (including the Merger) are consummated.
9.4.    Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors or trustees, at any time before or after approval of the Company Matters by the members of the Company; provided, however, that after any approval of the Company Matters by the members of the Company, there may not be, without further approval of the members of the Company, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
9.5.    Extension; Waiver. At any time prior to the Effective Time, each party, by action taken or authorized by the Company Board (including the Company Special Committee) or the Acquiror, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

ARTICLE X
CERTAIN DEFINITIONS
“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.
“Amended and Restated Company LLC Agreement” means the Company LLC Agreement, as amended and restated substantially in the form attached hereto as Exhibit A.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.
“Company Administration Agreements” means (i) the administration agreement between the Company and New Mountain Finance Administration, L.L.C., (ii) the custodian agreement between the Company and State Street Bank and Trust Company, (iii) the transfer agency and registrar services agreement between the Company and American Stock Transfer & Trust Company, LLC, (iv) the custody agreement between the Company and Western Alliance Trust Company, N.A., (v) the custody agreement between the Company and U.S. Bank N.A., (vi) the collateral administration agreement among the Company, New Mountain Guardian III SPV, L.L.C. and Western Alliance Trust Company, N.A., (vii) the custody agreement between the Company and Computershare Trust Company, N.A., (viii) the sub-administration agreement between the Company and State Street Bank and Trust Company, (ix) the audit agreement between the Company and Deloitte, and (x) the services agreement between the Company and Workiva, each in effect as of the date of this Agreement.
“Company Advisory Agreement” means (i) the investment advisory and management agreement between the Company and the Adviser and (ii) the expense limitation and reimbursement agreement between the Company and the Adviser, each in effect as of the date of this Agreement.
“Company Credit Facility” means the credit agreement among the Company, New Mountain Guardian III SPV, L.L.C., various lenders, Goldman Sachs Bank USA and Western Alliance Trust Company, N.A. in effect as of the date of this Agreement.
“Company Matters” means (i) this Agreement and the Merger and the other Transactions contemplated hereby, (ii) the Amended and Restated Company LLC Agreement and (iii) any other matters required to be approved or adopted by the members of the Company in order to effect the Transactions.

“Company Per Unit NAV” means the quotient of (i) the Closing Company Net Asset Value divided by (ii) the number of Company Units issued and outstanding as of the Determination Date (excluding any Cancelled Units).
“Company Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Company or more than 75% of the assets of the Company on a consolidated basis (a) on terms which the Company Board determines in good faith to be superior for the members of the Company (in their capacity as members), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by the Acquiror in accordance with Section 7.6), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Company Board (upon the recommendation of the Company Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.
“Company Trademark Agreement” means the trademark license agreement between the Company and New Mountain Capital, L.L.C., in effect as of the date of this Agreement.
“Company Transaction Expenses” means all unpaid fees and expenses payable by the Company for services provided through the Closing Date in connection with this Agreement, the Transactions and the organization and capitalization of the Acquiror, including legal fees and related expenses, investment banking fees and related expenses, if any, and accounting fees and related expenses.
“Consent Deadline” means 5:00 p.m., New York City time, on October 25, 2024.
“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.
“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound. “EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Governmental Entity” means any federal, state, local or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal or judicial body, or any political subdivision, department or branch of any of the foregoing.
“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies or companies entered into in the ordinary course of business.
“Independent Director” means each director who is not an “interested person” of the Company, as defined in the Investment Company Act.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.
“knowledge” means for each of the Acquiror, the Company and the Adviser, the actual knowledge of their respective executive officers, directors, trustees and managing members, as applicable, as of the date of this Agreement.
“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, Order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.
“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.
“Material Adverse Effect” means, with respect to the Acquiror or the Company, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, or (ii) the ability of such party to timely perform its material obligations under this Agreement or consummate the Merger and the other Transactions.
“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.
“Permitted Indebtedness” means Indebtedness of the Acquiror or the Company, as applicable, and its respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of the Acquiror or the Company, as applicable.
“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.
“Previously Disclosed” means information previously disclosed since the Company Applicable Date in any Company SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Company SEC Report shall not be deemed to be “Previously Disclosed.”
“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.
“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.
“Rollover Subscription Agreements” means, together, the subscription agreements entered into by the Acquiror and the members of the Company that participate in the Rollover Contribution.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than the Acquiror or any of its Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, unit acquisition, asset acquisition, unit exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving the Company or any of its Consolidated Subsidiaries, (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of the Company and its Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding units of limited liability company interests of, or other equity or voting interests in, the Company or in any of the Company’s Consolidated Subsidiaries, or (c) relating to any direct or indirect transaction or series of transactions that would result in any Person other than the Adviser or an Affiliate thereof serving as the external investment adviser to the Company, in each case other than the Merger and the other Transactions.
“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon imposed by any taxing authority.
“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, which is deductible pursuant to the dividends paid deduction under Section 562 of the Code, and shall have the effect of distributing to the Company’s members (i) all of its previously undistributed “investment company taxable income” within the meaning of Section 852(b) of the Code (determined without regard to Section 852(b)(2)(D) of the Code), (ii) any prior year shortfall as determined under Section 4982(b)(2) of the Code, (iii) amounts constituting the excess of (A) the amount specified in Section 852(a)(1)(B)(i) of the Code over (B) the amount specified in Section 852(a)(1)(B)(ii) of the Code, and (iv) net capital gain (within the meaning of Section 1222(11) of the Code), if any, in each case recognized either in the applicable tax year or any prior tax year.
“Tax Return” means a report, return, statement, form, election or other information (including any schedules, attachments or amendments thereto) required to be supplied to a taxing authority with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.
“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Amended and Restated Company LLC Agreement.
“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.
Table of Definitions

Term:	Section:
Acceptable Courts	11.6
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Declaration of Trust	4.1(b)
Acquiror Organizational Documents	4.1(b)
Acquiror Parent	Recitals
Acquiror Shares	1.5(a)
Adviser	Preamble
Agreement	Preamble

Term:	Section:
Articles of Merger	1.3
BDC	Recitals
Book-Entry Unit	1.5(c)
Cancelled Units	1.5(a)
Closing	1.2
Closing Company Net Asset Value	2.4(a)
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	7.6(a)
Company Applicable Date	3.5(a)
Company Balance Sheet	3.6(b)
Company Board	Recitals
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Insurance Policy	3.15
Company Intellectual Property Rights	3.16
Company LLC Agreement	3.1(b)
Company Material Contracts	3.14(a)
Company Member Approval	3.3(a)
Company Organizational Documents	3.1(b)
Company Recommendation	7.3(a)
Company SEC Reports	3.5(a)
Company Special Committee	Recitals
Company Units	1.5(a)
Company Voting Debt	3.2(a)
Consent Solicitation Statement	7.2(a)
Current D&O Insurance	7.4(b)
DE SOS	1.3
Deloitte	3.6(a)
Determination Date	2.4(a)
Effective Time	1.3
Employee Benefit Plans	3.13
Enforceability Exception	3.3(a)
Exchange Agent	2.1
Exchange Fund	2.1
GAAP	3.6(a)
HSR Act	3400
Indemnified Liabilities	7.4(a)
Indemnified Party	7.4(a)

Term:	Section:
Intellectual Property Rights	3.16
Investment Company Act	Recitals
IRS	3.11(a)
LLC Act	1.1
MD SDAT	1.3
Merger	Recitals
Merger Certificate	1.3
Merger Consideration	1.5(b)
MSTA	1.1
Notice of a Company Superior Proposal	7.6(b)
Outside Date	9.1(b)(ii)
Preliminary Consent Solicitation Statement	3.21
Preliminary Registration Statement	4.8
Registration Statement	7.2(c)
Representatives	7.5(a)
RIC	3.11(b)
Rights	3.2(a)
Rollover Contribution	Recitals
Sarbanes-Oxley Act	3.6(f)
Takeover Statutes	3.19
ARTICLE XI
GENERAL PROVISIONS
11.1.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for and subject to Section 7.4 and Section 9.3 and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Effective Time.
11.2.    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:
New Mountain Guardian III BDC, L.L.C.
1633 Broadway, 48th Floor

New York, NY 10019
Attention:    Arina Popova
Email:    apopova@newmountaincapital.com
with a copy, which will not constitute notice, to:
Eversheds Sutherland (US) LLP
700 6th Street, Suite 700
Washington, DC 20001
Attention:    Payam Siadatpour
Email:    payamsiadatpour@eversheds-sutherland.com
and
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:    Jonathan Corsico
Email:    jonathan.corsico@stblaw.com
Attention:    Benjamin Wells
Email:    bwells@stblaw.com
Attention:    Kenneth Burdon
Email:     kenneth.burdon@stblaw.com
If to the Acquiror, to:
New Mountain Private Credit Fund
1633 Broadway, 48th Floor
New York, NY 10019
Attention:    Arina Popova
Email:    apopova@newmountaincapital.com
with a copy, which will not constitute notice, to:
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:    Jonathan Corsico
Email:    jonathan.corsico@stblaw.com
Attention:    Benjamin Wells
Email:    bwells@stblaw.com
Attention:    Kenneth Burdon
Email:     kenneth.burdon@stblaw.com

If to the Adviser, to:
New Mountain Finance Advisers, L.L.C.
1633 Broadway, 48th Floor
New York, NY 10019
Attention:    Arina Popova
Email:    apopova@newmountaincapital.com
with a copy, which will not constitute notice, to:
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, DC 20001
Attention:    Jonathan Corsico
Email:    jonathan.corsico@stblaw.com
Attention:    Benjamin Wells
Email:    bwells@stblaw.com
Attention:    Kenneth Burdon
Email:     kenneth.burdon@stblaw.com
Each such notice or other communication shall be effective upon receipt (or refusal of receipt).
11.3.    Interpretation; Construction. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
11.4.    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable Law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
11.5.    Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), once executed, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
11.6.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Court of Chancery of the State of Delaware, or if jurisdiction over the matter is vested exclusively in federal courts, the federal courts in the State of Delaware and the appellate courts to which Orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.
11.7.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties

(whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.4, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.
11.8.    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Delaware, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
[Signature Page Follows]

IN WITNESS WHEREOF, the Acquiror, the Company and the Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NEW MOUNTAIN PRIVATE CREDIT FUND

By:	/s/ Adam Weinstein
	Name:	Adam Weinstein
	Title:	Executive Vice President and Trustee

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:	/s/ Adam Weinstein
	Name:	Adam Weinstein
	Title:	Executive Vice President and Director

NEW MOUNTAIN FINANCE ADVISERS, L.L.C.

By:	/s/ Adam Weinstein
	Name:	Adam Weinstein
	Title:	Managing Director and Executive Vice President

Exhibit A
Form of Amended and Restated Company LLC Agreement
[Attached]

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THE UNITS OF LIMITED LIABILITY COMPANY INTERESTS (“UNITS”) OF NEW MOUNTAIN GUARDIAN III BDC, L.L.C. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND THE TERMS AND CONDITIONS OF THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT. THEREFORE, PURCHASERS OF UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents
Page
Article I
GENERAL PROVISIONS

1.1	Definitions	1
1.2	Name and Office	10
1.3	Purposes; Powers	10
1.4	Term	10
1.5	Fiscal Year	10
1.6	Admission of New Members; Commitments	10
1.7	Expenses	11
1.8	Size of the Fund	11
1.9	Status of the Fund	11
Article II
BOARD OF DIRECTORS

2.1	Management	12
2.2	Number of Directors and Manner of Acting	12
2.3	Newly Created Directorships and Vacancies	12
2.4	Removal of Directors	12
2.5	Meetings of the Board	13
2.6	Committees	13
2.7	Officers	13
2.8	Executive Advisory Council	13
Article III
THE MEMBERS

3.1	No Participation in Management, etc.	14
3.2	Limitation of Liability	14
3.3	No Priority	14
3.4	Meetings of Members	14
3.5	Quorum	14
3.6	Member Voting and Consents	15
3.7	Bankruptcy, Dissolution or Withdrawal of a Member	15
3.8	Advisory Committee	15

Article IV
INVESTMENTS; INDEBTEDNESS

4.1	Investments in Portfolio Companies	16
4.2	Fund Indebtedness; Borrowings	17
Article V
CLOSINGS, CAPITAL COMMITMENTS AND DRAWDOWNS

5.1	Closings	18
5.2	Capital Commitments	18
5.3	Drawdowns	19
5.4	Excluded Investors	20
5.5	Defaulting Investors	21
5.6	Key Person Suspension or Early Termination of Investment Period	22
5.7	Successor Funds	23
Article VI
UNITS; DISTRIBUTIONS

6.1	Units	23
6.2	Distributions	23
6.3	Withholding Taxes	23
Article VII
THE ADVISER

7.1	Appointment of the Adviser	24
Article VIII
ADMINISTRATION; BOOKS AND RECORDS; REPORTS; ETC.

8.1	Administrator	24
8.2	Maintenance of Books and Records	24
8.3	Reports	24
8.4	Closing Documents	24
8.5	Tax Documents	24
8.6	Valuation	25

Article IX
INDEMNIFICATION

9.1	Limitation of Liability	25
9.2	Indemnification	25
9.3	Expenses	25
9.4	Indemnification Not Exclusive	25
9.5	Insurance	25
Article X
TRANSFERS; REDEMPTIONS

10.1	Transfers by Common Unitholders	26
10.2	Redemptions	27
10.3	Redemptions by the Fund; Withdrawals	27
Article XI
DISSOLUTION AND TERMINATION OF THE FUND

11.1	Dissolution Events	27
11.2	Winding Up	28
11.3	Time for Liquidation, etc.	28
11.4	Cancellation	28
11.5	Liability	28
Article XII
AMENDMENTS; VOTING; POWER OF ATTORNEY

12.1	Amendments By Consent	29
12.2	Amendments Without Consent	29
12.3	Consent to Amend Special Provisions	30
12.4	Power of Attorney	30

Article XIII
MISCELLANEOUS

13.1	Notices	31
13.2	Counterparts	32
13.3	Table of Contents and Headings	32
13.4	Successors and Assigns	32
13.5	Severability	32
13.6	Further Actions	32
13.7	Interpretation	32
13.8	Non-Waiver	32
13.9	Applicable Law	33
13.10	Confidentiality	33
13.11	Survival of Certain Provisions	36
13.12	Waiver of Partition	36
13.13	Entire Agreement	36
13.14	Fund Counsel	36
13.15	Compliance with Anti-Money Laundering Requirements	37
13.16	ERISA Members	37
13.17	Tax Cooperation	37
13.18	Initial Member	37

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.
THIS FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of NEW MOUNTAIN GUARDIAN III BDC, L.L.C., a Delaware limited liability company (the “Fund”), is made and entered into as of [___], 2024, by and among the Persons listed in the books and records of the Fund as Members of the Fund. This Agreement amends and restates in its entirety the previous Fourth Amended and Restated Limited Liability Company Agreement of the Fund, dated as of June 28, 2023 (the “Fourth Agreement”). Capitalized terms used herein without definition have the meanings specified in Section 1.1.
R E C I T A L S:
WHEREAS, the Fund was formed under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on May 22, 2019 and from its formation was governed by the Amended and Restated Limited Liability Company Agreement of the Fund, dated as of July 15, 2019 (the “Original Agreement”); and
WHEREAS, the Fund subsequently amended and restated the Original Agreement on January 15, 2021 as the Second Amended and Restated Limited Liability Company Agreement (the “Second Agreement”); and
WHEREAS, the Fund subsequently amended and restated the Second Agreement on July 22, 2021 as the Third Amended and Restated Limited Liability Company Agreement (the “Third Agreement”); and
WHEREAS, the Fund subsequently amended and restated the Third Agreement on June 28, 2023 as the Fourth Agreement; and
WHEREAS, the Members of the Fund wish to amend and restate the Fourth Agreement in its entirety and enter into this Agreement.
NOW, THEREFORE, the parties hereto hereby agree to continue the Fund and hereby amend and restate the Third Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:
ARTICLE I
GENERAL PROVISIONS
1.1    Definitions. As used herein the following terms have the meanings set forth below:
“Additional Closing” shall have the meaning set forth in Section 5.1.
“Additional Investor” shall have the meaning set forth in Section 5.1.
“Adverse Consequence” shall mean (a) a violation of a statute, rule, regulation or governmental administrative policy applicable to a Member of a U.S. federal or state or non-U.S. governmental authority that is reasonably likely to have a material adverse effect on a Portfolio

Company or any Affiliate thereof or on the Fund, the Adviser or any of their respective Affiliates or on any Member or any Affiliate of any such Member or (b) an occurrence that is reasonably likely to subject a Portfolio Company, the Fund, the Adviser any Member or any of their respective Affiliates to any material regulatory requirement or burdensome filing requirement to which it would not otherwise be subject, or that is reasonably likely to materially increase any such regulatory requirement beyond what it would otherwise have been.
“Administrator” shall mean New Mountain Finance Administration, L.L.C., a Delaware limited liability company, and any successor thereto.
“Administration Agreement” shall have the meaning set forth in Section 8.1.
“Adviser” shall mean New Mountain Finance Advisers, L.L.C., a Delaware limited liability company, and any successor thereto.
“Adviser Expenses” shall mean the costs and expenses of the Adviser’s normal operating overhead, including salaries of the Adviser’s employees and Senior Advisors (excluding salary, benefits, directors’ fees, stock options and other compensation received by Senior Advisors for serving in Portfolio Company Roles) and other expenses incurred in maintaining the Adviser’s place of business, but not including other Organizational and Offering Expenses or Fund Expenses; provided that, for the avoidance of doubt, Adviser Expenses shall not include any fees paid to New Mountain or its Affiliates for administrative services pursuant to the final sentence of the first paragraph of Section 1.7; provided further that, the Adviser will undertake to reduce and/or waive its management fee, or otherwise reimburse expenses to the Fund, in the amount of Excess Organizational and Offering Expenses and Excess Specified Expenses pursuant to the last paragraph of Section 1.7.
“Advisers Act” shall mean the U.S. Investment Advisers Act of 1940, as amended from time to time.
“Advisory Committee” shall have the meaning set forth in Section 3.8(a).
“Affiliate” shall mean, with respect to any specified Person, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, (b) a Person with respect to which such Person acts as a discretionary investment adviser and (c) any relative or spouse of such Person who has the same home as such Person; provided that Portfolio Companies shall be deemed not to be “Affiliates” of the Adviser or the Fund; and provided, further, that each of the Key Persons shall be deemed to be an “Affiliate” of the Adviser for so long as such Key Person is an employee of the Adviser or any of its Affiliates.
“Aggregate Committed Capital” shall mean the aggregate Capital Commitments (whether funded or unfunded) of all Common Unitholders.
“Agreement” shall mean this Fifth Amended and Restated Limited Liability Company Agreement, as amended, supplemented or restated from time to time.
“AIFM Directive” shall mean Directive 2011/61/EU of the European Parliament and of the European Council of 8 June 2011 on Alternative Investment Fund Managers and amending

Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010.
“Alternative Key Person Event” shall have the meaning set forth in Section 5.6.
“Board” or “Board of Directors” shall mean the Fund’s board of directors. Each director is hereby designated as a "manager" of the Fund within the meaning of Section 18-101(12) of the Delaware Act.
“Broken Deal Expenses” shall have the meaning set forth in the definition of “Fund Expenses.”
“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.
“Capital Commitment” shall mean, with respect to any Common Unitholder, the amount of capital committed to purchase Common Units as set forth as such in such Common Unitholder’s accepted Subscription Agreement and reflected in the books and records of the Fund, as amended from time to time pursuant to this Agreement.
“Closing” shall mean the Initial Closing Date and any date as of which the Adviser shall admit one or more further Common Unitholders to the Fund pursuant to this Agreement and one or more Subscription Agreements.
“Closing Period” shall mean period starting with the Initial Closing Date and ending on October 15, 2021.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Common Unitholder” shall mean any Person who holds Common Units and/or a Capital Commitment to purchase Common Units, each in its capacity as a member of the Fund.
“Common Units” shall mean common units of limited liability company interests in the Fund.
“Confidential Information” shall have the meaning set forth in Section 13.10(a).
“Covered Person” shall mean any person who has served as a director, officer or employee of the Fund, the Adviser, each Key Person and each of their respective Affiliates; each of the current and former shareholders, officers, directors, employees, partners, members, managers and Senior Advisors of any of the Adviser and each of its Affiliates and any other person who serves at the request of the Board or on behalf of the Fund as a shareholder, officer, director, employee, partner, member, manager or senior advisor of any other entity; each Person serving, or who has served, as a member of the Executive Advisory Council or the Advisory Committee (and, with respect to Claims or Damages arising out of or relating to service on the Advisory Committee only, the Member that such Person represents and each of such Member’s shareholders, officers, directors, employees, partners, members and managers).
“Defaulting Investor” shall have the meaning set forth in Section 5.5(b).

“Disabling Conduct” shall have the meaning set forth in Section 9.1.
“Drawdown Date” shall have the meaning set forth in Section 5.3(a).
“Drawdown Notice” shall have the meaning set forth in Section 5.3(a).
“Drawdown Purchase Price” shall have the meaning set forth in Section 5.2.
“Drawdown Purchases” shall mean the capital contributions made to the Fund to purchase Common Units pursuant to Section 5.2 from time to time by the Common Unitholders pursuant to a Drawdown Notice.
“Drawdown Unit Amount” shall have the meaning set forth in Section 5.2.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
“Event of Dissolution” shall have the meaning set forth in Section 11.1.
“Excess Organizational and Offering Expenses” shall mean the amount of Organizational and Offering Expenses (other than Placement Fees) in excess of, at the end of the Closing Period, the lesser of: (i) $2 million or (ii) 0.50% of the Aggregate Committed Capital.
“Excess Specified Expenses” shall mean the amount of Specified Expenses payable by the Fund for any calendar year in excess of the Specified Expenses Cap (giving effect to the adjustment in the last sentence of the definition of Specified Expenses Cap in the calendar year in which the Closing Period ends).
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Executive Advisory Council” shall mean New Mountain’s executive advisory council with whom the Board and the Adviser may consult from time to time concerning general industry trends, related matters and specific investment diligence.
“Excluded Investor” shall have the meaning set forth in Section 5.4.
“FATCA” shall mean Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements, treaties or conventions entered into in connection with the implementation of such Sections, and any laws, rules, guidance notes and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement or any similar provisions of non-U.S. law (including, for the avoidance of doubt, any law that implements any such agreement or that implements the Organization for Economic Co-operation and Development’s Common Reporting Standard).
“Fiscal Year” shall mean the fiscal year of the Fund, as determined pursuant to Section 1.5.

“Follow-On Investment” shall mean an investment (other than a Follow-Up Investment) by the Fund in a Portfolio Company or a Person whose business is related or complementary to that of (and will be under common management with) a Portfolio Company in which the Adviser determines that it is appropriate or necessary for the Fund to invest for the purpose of preserving, protecting or enhancing the Fund’s prior investment in such Portfolio Company.
“Follow-Up Investment” shall mean any Portfolio Investment in which on or prior to the end of the Investment Period the Fund (or the Adviser or one of its Affiliates, on behalf of the Fund) or any acquisition vehicle thereof has entered into a letter of intent (which may or may not be binding), written agreement in principle, definitive agreement to invest or has otherwise committed in writing thereto and any Portfolio Investment that the Fund (or the Adviser or one of its Affiliates, on behalf of the Fund) has committed to make pursuant to the terms of Portfolio Investments held by the Fund prior to the end of the Investment Period.
“Fourth Agreement” shall have the meaning set forth in the preamble hereto.
“Fund” shall have the meaning set forth in the preamble hereto.
“Fund Counsel” shall have the meaning set forth in Section 13.14.
“Fund Expenses” shall mean all costs, expenses and liabilities that in the good faith judgment of the Adviser are incurred by or arise out of the operation and activities of the Fund, including, without limitation: (a) the management fee and incentive fees payable under the Investment Management Agreement and the Fund’s allocable portion of compensation, overhead (including office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement; (b) out-of-pocket fees and expenses relating to consummated Portfolio Investments, proposed but unconsummated Portfolio Investments (“Broken Deal Expenses”), including (i) the sourcing, bidding, evaluating, purchasing, trading, settling, maintaining custody, holding, monitoring, acquisition and sale of thereof, (ii) origination fees, syndication fees, research costs, due diligence costs, bank service fees, (iii) fees and expenses related to the organization or maintenance of any intermediate entity used to acquire, hold or dispose of any Portfolio Investment or otherwise facilitating the Fund’s investment activities, (iv) travel, meal and lodging expenses incurred in connection with the preliminary evaluation of potential investment opportunities and (v) travel, meal, lodging and other ordinary course of business expenses of monitoring of Portfolio Investments; (c) an amount equal to 100% of all premiums for insurance protecting the Fund and any Covered Persons from liabilities to third persons in connection with Fund affairs to the extent such premiums cover liabilities with respect to matters that would otherwise be subject to indemnification by the Fund pursuant to the terms of this Agreement, the Investment Management Agreement or the Administration Agreement and for any fidelity bonds; (d) out-of-pocket legal, custodial, Portfolio Company and Fund investment-related public relations, and accounting expenses of third-party service providers, including fees, costs and expenses associated with the preparation, printing and distribution of the Fund’s financial statements, tax information and any Fund-Related Compliance Obligation Expenses (it being understood that, where such Fund-Related Compliance Obligation Expenses relate to the Fund and other clients of New Mountain, such costs and expenses shall mean the Fund’s allocable share thereof as determined in good faith by the Adviser), and out-of-pocket expenses related to data rooms, investor portals, board reporting portals or other websites and accounting systems; (e) interest on and fees and expenses arising out of all Fund Indebtedness, including, but not limited to, the arranging thereof and the costs and expenses of any lenders, investment banks and other financing sources; (f) out-of-pocket auditing, accounting, banking, consulting and valuation expenses of third-party service providers (including accounting and technology, environmental, social and governance consultants); (g) out-of-pocket appraisal expenses of third-party service providers; (h) out-of-pocket fees, costs and expenses of any third-party administrators and deal finders, experts, advisers, consultants, engineers and other professionals and service providers; (i) expenses of the Advisory Committee (including the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Advisory Committee, if the Board agrees to permit such engagement); (j) costs and expenses that are classified as extraordinary expenses under generally accepted accounting principles; (k) subject to Section 6.3, taxes and other governmental charges, fees and duties payable by the Fund, and costs and expenses associated with third party tax advisors, tax return preparation or tax audits; (l) costs of any litigation and damages (including the costs of any indemnity or contribution right granted to any placement agent or third-party finder engaged by the Fund or its affiliates); (m) the costs and expenses associated with preparing, filing and delivering to Unitholders periodic and other reports and filings required under federal securities laws as a result of the Fund’s status as a business development company costs of any meeting of Members (including proxy statements and solicitation in connection therewith); (n) costs associated with any third-party examinations or audits (including other similar services) of the Fund or the Adviser that are attributable to the operation of the Fund or requested by Members; (o) costs of winding up and liquidating the Fund; (p) expenses incurred in connection with complying with provisions in side letter agreements entered into with Members; but not including Adviser Expenses; (q) the cost of third-party software developers and software and related expenses, including as related to risk, research and market data, operations (i.e. IVP, Bloomberg and WSO), accounting and the tracking and monitoring of investments (i.e., portfolio management software, such as iLevel and general ledger software, such as VPM, or other operational or accounting software); (r) expenses related to the engagement of and ongoing obligations of the Fund’s transfer agent, including any annual fees and fees related to maintaining Member records, among others; (s) expenses related to the engagement of any rating agency (i.e. Moodys, Fitch, S&P, Kroll, etc.) and any fees and expenses associated with the ongoing responsibilities related to maintaining any rating from such agency; (t) expenses of the Board (including independent director fees, the reasonable costs of legal counsel, accountants, financial advisors and/or such other advisors and consultants engaged by the Board, as well as travel and out-of-pocket expenses related to the attendance by directors at Board meetings); (u) expenses related to the valuation or appraisal of the Fund’s Portfolio Investments and the calculation of the Fund’s net asset value; (v) travel, out-of-pocket and meal expenses related to the attendance of any employee of the Adviser who acts as a board member or board observer (or similar function) and (w) the Organizational and Offering Expenses (subject to the Adviser’s obligation in Section 1.7 to waive and/or reduce its management fee, or otherwise reimburse expenses to the Fund, in the amount of Excess Organizational and Offering Expenses).
“Fund Indebtedness” shall mean any borrowings, guarantees, repurchase arrangements or other credit or leverage obligations by the Fund.
“Fund Information” shall have the meaning set forth in Section 13.10(b).
“Fund-Related Compliance Obligation Expenses” shall mean the costs and expenses of all legal and regulatory compliance obligations under U.S. federal (including the Investment Company Act), state, local, non-U.S. or other laws and regulations directly related to managing the Fund or the making, holding or disposing of Portfolio Investments by the Fund (whether such compliance obligations are imposed on the Adviser, its Affiliates or the Fund), including, without limitation, the preparation and filing of (a) Form PF and Form ADV under the Advisers Act, (b) Form 13F, Form 13H, Section 16 filings, Schedule 13D filings, Schedule 13G filings and other beneficial ownership filings, in each case under the Exchange Act, (c) TIC Form SLT filings, (d) materials required under FATCA and FinCEN reporting requirements applicable to the Fund, (e) CFTC Form 4.13(a)(3), CPO-PQR, CTA PR and NFA Form PQR filings, (f) any fees and expenses associated with hiring and maintaining a local distribution agent or administrative agent in any non-U.S. jurisdictions and (g) any other forms, schedules or other filings with governmental and self-regulatory agencies directly related to the making, holding or disposing of Portfolio Investments by the Fund (including blue sky filings and registration statement filings, as applicable), and the costs and expenses of any administrator, custodian and/or depositary appointed by the Adviser and its affiliates in relation to the safeguarding, administering and/or holding (or similar) of Portfolio Investments and/or the performance of any functions of an administrator, custodian and/or depositary contemplated by the AIFM Directive or any national private placement regime in any jurisdiction and incurred in connection with the Adviser’s or any of its affiliates’ initial registration and compliance with ongoing registration (including annual, quarterly or similar fees), disclosure, reporting and other similar obligations or under the AIFM Directive or any national private placement regime in any jurisdiction (including, for the avoidance of doubt any reporting required in connection with Annex IV of the AIFM Directive).
“Independent Directors” shall have the meaning set forth in Section 2.2.
“Initial Closing Date” shall mean the date on which Capital Commitments are first accepted by the Fund.
“Initial Drawdown Date” shall mean the date of initial Drawdown Purchase from Common Unitholders.
“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Investment Management Agreement” shall have the meaning set forth in Section 7.1.
“Investment Objectives” shall have the meaning set forth in Section 4.1(a).
“Investment Period” shall mean the period commencing on the Initial Closing Date and ending on the earliest to occur of (a) the fourth anniversary of the Initial Closing Date and (b) the date of any early termination of the Investment Period pursuant to Section 5.6; provided however, that solely for purposes of Section 4.1(c), Investment Period shall mean the period commencing on the Initial Closing Date and ending on August 31, 2025.
“Key Person” shall have the meaning set forth in Section 5.6.
“Key Person Event” shall have the meaning set forth in Section 5.6.
“Key Person Suspension Period” shall have the meaning set forth in Section 5.6.
“Legal Requirements” shall have the meaning set forth in Section 13.10(a).

“Limited Exclusion Right” shall have the meaning set forth in Section 5.4.
“Management Company Related Investor” shall mean the Adviser, its Affiliates and their respective families and friends (including any investment vehicles wholly-owned by, or established for the benefit of, members of the Adviser’s investment team and their respective families and friends), collectively.
“Members” shall mean, collectively, the Common Unitholders, holders of any other class of Units or any other member of the Fund.
“Member Recipients” shall have the meaning set forth in Section 13.10(a).
“New Mountain” shall mean the Adviser and its Affiliates.
“Organizational and Offering Expenses” shall mean all legal and other expenses incurred in connection with the Fund’s formation and organization and the offering of the Common Units, including (other than any Placement Fees, which will be borne by the Adviser directly or pursuant to waivers of the management fee) all out-of-pocket legal, tax, accounting, printing, data room, consultation, administrative, travel, meal, accommodation and U.S. and non-U.S. filing fees and expenses of the Fund or the Adviser (including with respect to any registration or licensing of the Fund or the Adviser for marketing under any national private placement or similar regime outside of the United States including those in member states of the European Union).
“Original Agreement” shall have the meaning set forth in the preamble hereto.
“Per Unit NAV” shall have the meaning set forth in Section 5.2.
“Per Unit Price” shall have the meaning set forth in Section 5.2.
“Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, government or governmental agency or authority.
“Placement Fees” shall mean the fees and expenses and any interest on deferred fees charged by any placement agent designated by the Adviser or the Fund for the marketing and sale of interests in the Fund.
“Portfolio Company” shall mean an entity in which a Portfolio Investment is made by the Fund.
“Portfolio Company Roles” shall mean serving on boards of directors, serving in executive management roles or performing the functional equivalent of such roles.
“Portfolio Investments” shall mean debt or equity investments made by the Fund.
“Qualified Replacement” shall have the meaning set forth in Section 5.6.
“Remaining Capital Commitment” shall have the meaning set forth in Section 5.2.
“Required Involvement” shall have the meaning set forth in Section 5.6.

“Second Agreement” shall have the meaning set forth in the preamble hereto.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
“Senior Advisor” shall mean any employee or non-employee senior advisor of the Adviser or its Affiliates, in each case only for so long as such Person is employed or engaged by the Adviser or its Affiliates.
“Similar Law” shall mean any U.S. or non-U.S. federal, state, local, or other law or regulation that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Specified Expenses” means all Fund Expenses incurred in the operation of the Fund with the exception of: (i) the management fee, (ii) any incentive fees, (iii) Organizational and Offering Expenses, (iv) placement fees, (v) interest on and fees and expenses arising out of all Fund indebtedness and other financing, (vi) costs of any litigation and damages (including the costs of any indemnity or contribution right granted to any placement agent or third-party finder engaged by the Fund or its affiliates) and (vii) for the avoidance of doubt, if applicable, any investor level withholding or other taxes.
“Specified Expenses Cap” shall mean an amount of Specified Expenses for any calendar year equal to (prorated for partial years and portions of years for which each applicable prong of the cap applies): (1) during the Closing Period, 0.40% of the greater of (A) $750 million and (B) actual Aggregate Committed Capital as of the end of such calendar year, (2) at the end of the Closing Period until the end of the Investment Period, 0.40% of aggregate Capital Commitments and (3) after the end of the Investment Period, 0.40% of NAV. Further, if the actual Aggregate Committed Capital of the Fund at the end of the Closing Period is less than $750 million, the prong of the Specified Expenses Cap in clause (1) above will be retroactively adjusted to equal 0.40% of Aggregate Committed Capital at the end of the Closing Period.
“Sponsor Commitment” shall have the meaning set forth in Section 5.2.
“Subscription Agreements” shall mean the Subscription Agreements entered into by the Common Unitholders in connection with their purchases of Common Units of the Fund.
“Successor Fund” shall mean a closed-ended commingled investment vehicle organized by the Adviser or its Affiliates with investment criteria (including a return profile, security focus and leverage terms), objectives and focus substantially similar to those of the Fund. Successor Funds shall not include: (i) existing funds, accounts or portfolios of investments owned, sponsored or managed by the Adviser or its Affiliates, (ii) existing business development companies and Affiliates thereof, (iii) new or existing managed accounts or funds of one (including managed accounts or funds of one that are also BDCs), or (iv) new funds or accounts through which the Adviser or its Affiliates may make investments that are prohibited under Section 4.1(a).
“Term” shall have the meaning set forth in Section 1.4.
“Third Agreement” shall have the meaning set forth in the preamble hereto.

“Transfer” shall have the meaning set forth in Section 10.1.
“Units” shall mean Common Units and any other class of units of limited liability company interests.
1.2    Name and Office.
(a)    Name. The name of the Fund is New Mountain Guardian III BDC, L.L.C.
(b)    Office. The Fund shall have its principal place of business at c/o New Mountain Finance Advisers, L.L.C., 1633 Broadway, 48th Floor, New York, New York 10019, or such other place as the Fund may determine from time to time. The registered office of the Fund in the State of Delaware is located at c/o The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Fund at such address is The Corporation Trust Company. At any time, the Fund may designate another registered agent and/or registered office.
1.3    Purposes; Powers. The Fund may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware.
1.4    Term. The term of the Fund is six years from when Capital Commitments are first made, subject to, unless the Fund is sooner dissolved, (i) a one-year extension as determined by the Adviser in its sole discretion and (ii) an additional one-year extension as determined by the Board (the six year period and any successive extensions, the “Term”). The Fund will be dissolved and its affairs wound up in an orderly manner (i) upon the expiration of its Term (as such Term may be extended pursuant to the above) or (ii) at any time upon a decision of the Board, subject to any necessary Unitholder approvals and applicable requirements of the Investment Company Act. Notwithstanding the dissolution of the Fund, the Fund shall continue in existence as a separate legal entity until cancellation of the Certificate of Formation of the Fund in accordance with Section 11.4. Prior to the end of the Term, the Fund may give a Common Unitholder the opportunity to elect (with no obligation) to exchange their Common Units for interests in another investment vehicle managed by the Adviser or its Affiliates. Any such exchange would be required to be structured in a manner so as not cause dilution to Common Unitholders who do not elect to exchange their Common Units. The Fund will give Common Unitholders sufficient information and a reasonable amount of time to make an informed decision about any potential exchange option. There is no requirement for the Fund to provide such opportunity to exchange Common Units. Any Common Units so exchanged shall, upon consummation of such exchange, be cancelled. The Fund will not list its securities on a public exchange.
1.5    Fiscal Year. The Fiscal Year of the Fund shall end on the 31st day of December in each year. The taxable year of the Fund shall be the calendar year or such other taxable year as is required under the Code.
1.6    Admission of New Members; Commitments. A Person acquiring Common Units will each enter into a Subscription Agreement pursuant to which such Person will agree to purchase Common Units for an aggregate purchase price equal to its aggregate Capital Commitment, subject to the Limited Exclusion Right. Each such Person shall be admitted as a member of the Fund at the time that such Subscription Agreement or a counterpart thereof is executed by or on behalf of such Person and accepted by the Fund.

1.7    Expenses. All Fund Expenses shall be paid by the Fund. To the extent that the Adviser or any of its Affiliates pays any Fund Expenses on behalf of the Fund, the Fund shall reimburse the Adviser or such Affiliate, as the case may be, upon request. All Adviser Expenses shall be paid by the Adviser or its Affiliates. The Adviser shall allocate any expenses that benefit the Fund and other New Mountain funds or co-investors among the Fund and the applicable Persons in a manner that the Adviser determines is fair and equitable. The Adviser shall endeavor to cause each potential co-investor that is considering an investment alongside the Fund prior to the signing of the Fund’s Portfolio Investment to bear its proportionate share of Broken Deal Expenses related to such potential Portfolio Investment, but to the extent not reimbursed by co-investors or other parties that may have invested in an unconsummated Portfolio Investment had it been consummated, Broken Deal Expenses may be borne entirely by the Fund and no share of such expense shall be required to be allocated to any such co-investors or other party; provided that no share of any break-up fees shall be allocated to any co-investor that is not bearing Broken Deal Expenses. In addition, Broken Deal Expenses may include all or a portion of fees and expenses related to proposed but unconsummated Portfolio Investments that have also been considered for investment (either alone or in conjunction with the Fund) by other New Mountain vehicles or accounts and not ultimately consummated by such vehicles or accounts. There may be circumstances when the Adviser has considered a potential investment in a portfolio company on behalf of the Fund, has determined not to make such investment and an investment is eventually made in such portfolio company by other investment vehicles or accounts sponsored by New Mountain. In these circumstances, such vehicles or accounts may benefit from research by the Adviser’s investment team and/or from costs borne by the Fund related to this research or otherwise occurred in pursuing the potential portfolio investment, but may not be required to reimburse the Fund for expenses incurred in connection with such investment. Travel and related expenses described herein include, without limitation, airfare not to exceed first class and/or business class rates, lodging, ground transportation, travel and meals. Travel and related expenses in connection with a trip taken by employees of the Adviser for purposes of multiple matters will be allocated by the Adviser in a manner that the Adviser determines is fair and equitable. The Adviser may cause the Fund’s Portfolio Companies to enter into agreements regarding group procurement, benefits management, insurance policies (which will from time to time be pooled across Portfolio Companies and discounted due to scale) and other operational, administrative or management related matters from a third party or a New Mountain Affiliate, and shall notify the Board of any such agreements no later than the next regularly scheduled meeting thereof. Fund Expenses, including certain consultant expenses, may be charged directly to the Fund or may be borne by both the Adviser and one or more Portfolio Companies. The Administrator will provide administrative services for the Fund (that would otherwise be performed by third parties), and will be entitled to the reimbursement of the fully allocated costs of the Administrator and its Affiliates of providing such services, including the costs of employee compensation and related taxes, health insurance and other benefits, and such employees’ allocable portion of overhead; provided that the amount paid under the Administration Agreement shall be reported in the Fund’s annual reports.
The Adviser shall enter into an expense limitation and reimbursement agreement whereby the Adviser agrees to reduce and/or waive the management fee it would otherwise be entitled to, or otherwise reimburse expenses to the Fund, in the amount of Excess Organizational and Offering Expenses and Excess Specified Expenses.
1.8    Size of the Fund. The Fund intends that total Capital Commitments (excluding the Capital Commitments of the Adviser or its Affiliates and any Common Unitholder who is a member of the Executive Advisory Council) shall be approximately $750 million.
1.9    Status of the Fund. The Fund intends to make an election to be classified as a corporation for U.S. federal income tax purposes (a “Corporation”) and to be regulated as a business development company and intends to elect to be treated and is authorized to take any such action as it determines necessary to qualify annually (including investing in a Portfolio Company through a Corporation), as a regulated investment company within the meaning of Section 851 of the Code.
ARTICLE II
BOARD OF DIRECTORS
2.1    Management. The business and affairs of the Fund shall be managed by or under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Fund and do all such lawful acts and things as are not by statute or this Agreement directed or required to be exercised or done solely by the Members. Subject to the Investment Company Act and applicable law, the Board may delegate its rights and powers to third parties, including the Adviser, as it may determine.
Notwithstanding any other provision of this Agreement, subject to obtaining any required approvals by the Board of Directors, the Fund, and any duly authorized officer on behalf of the Fund, may execute, deliver and perform the Administration Agreement, the Investment Management Agreement, the Subscription Agreements and any side letters or similar agreements referred to in Section 13.13, other documents necessary for the formation of the Fund, any amendments to such agreements and all agreements contemplated thereby and related thereto, all without any further act, approval or vote of any Member or other Person.
2.2    Number of Directors and Manner of Acting. The number of directors on the Board shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that the number of directors on the Board shall not be less than three (3) nor more than fifteen (15).  The term “Whole Board” at any time shall mean the total number of authorized directors fixed at the time whether or not there exist any vacancies in previously-authorized directorships.  A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Agreement, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. A majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Directors”).
2.3    Newly Created Directorships and Vacancies. Subject to the applicable requirements of the Investment Company Act, including Section 16(b) thereunder, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause shall, unless otherwise required by law or provided by resolution of the Board of Directors, be filled only by majority vote of the directors then in office, even  if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by Members.  Directors so chosen to fill a newly created directorship or other vacancies shall serve until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as provided in this Agreement.
2.4    Removal of Directors. Any director or the entire Board of Directors may be removed from office at any time, at a meeting called for that purpose, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding Units of the Fund entitled to vote thereon, voting together as a single class.

2.5    Meetings of the Board.
(a)    Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting, including by telephone, videoconference or similar form of communication.
(b)    Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.
(c)    Special Meetings. Special meetings of the Board of Directors may be called by the Chair of the Board of Directors, if one shall have been elected, or by a majority of the Whole Board or by the Chief Executive Officer.
2.6    Committees. The Board of Directors may designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Fund.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Except to the extent restricted by statute or this Agreement, each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors (including, without limitation, the right to delegate authority to one or more subcommittees thereof). Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors.
2.7    Officers. The officers of the Fund shall be elected by the Board of Directors and shall include the Chief Executive Officer, the Chief Financial Officer, the Chief Compliance Officer and the Corporate Secretary.  The Fund may also have, at the discretion of the Board of Directors, such other officers as are desired, including one or more Vice Presidents, Treasurer, one or more Assistant Treasurers, Controller, one or more Assistant Corporate Secretaries, and such other officers as may be necessary or desirable for the business of the Fund.  In the event there are two or more Vice Presidents, then one or more may be designated as Executive Vice President, Senior Vice President, or other similar or dissimilar title.  At the time of the election of officers, the directors may by resolution determine the order of their rank.  Any number of offices may be held by the same person, and no officer need be a director.  In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.
2.8    Executive Advisory Council.
(a)    To the extent the Board or the Adviser deem necessary or advisable in their discretion, the Board or the Adviser may consult from time to time with members of New Mountain’s executive advisory council (the “Executive Advisory Council”) on various matters concerning general industry trends and related matters, such as investments and broad strategy as well as specific investment diligence. Neither the Executive Advisory Council, nor any member thereof, will control or have any authority to bind the Fund, and as an advisory body the Executive Advisory Council shall not be construed as a board of directors or similar body with management, decision-making, investment or fiduciary authority or responsibility.

(b)    In addition to project-related consulting fees paid by the Fund to the Executive Advisory Council, members of the Executive Advisory Council may be reimbursed by the Fund for their reasonable and documented out-of-pocket expenses in connection with the performance of project-related responsibilities as members of the Executive Advisory Council. For the avoidance of doubt, the Members acknowledge that members of the Executive Advisory Council may receive compensation from the Adviser and its Affiliates.
(c)    The Members acknowledge that, to the fullest extent permitted by law, notwithstanding any duty otherwise existing at law or in equity, (i) members of the Executive Advisory Council will not be acting in a fiduciary capacity with respect to the Board, the Adviser, the Fund or any Member, (ii) members of the Executive Advisory Council have substantial responsibilities outside of their Executive Advisory Council activities and are not obligated to devote any fixed portion of their time to the activities of the Fund, (iii) none of the members of the Executive Advisory Council or their Affiliates shall be prohibited from engaging in activities which compete or conflict with those of the Fund and (iv) and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any such member.
ARTICLE III
THE MEMBERS
3.1    No Participation in Management, etc. Except as expressly provided in this Agreement, no Member shall have the right or power to participate in the management or control of the Fund’s investment or other activities, transact any business in the Fund’s name or have the power to sign documents for or otherwise bind the Fund.
3.2    Limitation of Liability. Except as may otherwise be provided by the Delaware Act or as expressly provided for herein, the liability of each Member is limited to its Capital Commitment, and no Member shall be obligated to make a Capital Contribution at any time exceeding its then Remaining Capital Commitment. Except as otherwise expressly provided by the Delaware Act, the debts, obligations and liabilities of the Fund, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Fund, and a Member shall not be obligated personally for any such debt, obligation or liability of the Fund solely by reason of being a Member.
3.3    No Priority. No Common Unitholder shall have priority over any other Member as to the return of the amount of the value of its Common Units.
3.4    Meetings of Members. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof. Meetings of Members may be called by the Board, the Chair of the Board, the Chief Executive Officer or holders of a majority of the Units. The Board of Directors may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled by the Board of Directors, the Chair of the Board or the Chief Executive Officer. For each meeting, only business specified in the Fund’s notice of meeting (or any supplement thereto) may be conducted at such meeting.
3.5    Quorum. Unless otherwise required by law, Members holding a majority of the Units entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings; provided that where a separate vote of Common Units and any other class of Units is required, the holders of a majority of all issued and outstanding Common Units and such other class of Units, as applicable, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. Abstentions will be treated as Units that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal.
If such quorum shall not be present or represented by proxy at any meeting, then either the Chair or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.
3.6    Member Voting and Consents. Whenever action is required by applicable law or this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. For these purposes, a “majority-in-interest” shall mean a percentage in interest in excess of 50%.
3.7    Bankruptcy, Dissolution or Withdrawal of a Member. The bankruptcy, dissolution or resignation of a Member shall not in and of itself dissolve or terminate the Fund. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. No Member shall resign from the Fund prior to the dissolution of the Fund except pursuant to Section 10.3.
3.8    Advisory Committee.
(a)    Appointment of Members, etc. The Adviser will establish an investor advisory committee (the “Advisory Committee”), which, by no later than sixty (60) calendar days after the end of the Closing Period, except as a result of vacancy due to death, resignation or removal, will consist of at least three (3) members and no more than five (5) members selected by the Adviser from among the Common Unitholders; provided that prior to the end of the Closing Period the Advisory Committee may consist of fewer than three voting members. Each Person appointed to the Advisory Committee shall serve until such Person’s death, resignation or removal pursuant to this Section 3.8(a) or at the request of the Member that such Person represents. Any member of the Advisory Committee may resign by giving the Adviser thirty (30) calendar days’ prior written notice. Any member of the Advisory Committee shall be deemed removed, in the sole discretion of the Adviser (except pursuant to clause (iv) of this sentence), if the Common Unitholder(s) from which the Adviser that appointed such member (i) becomes a Defaulting Investor, (ii) assigns more than 50% of its Common Units in the Fund to a Person that is not an Affiliate of such Member, (iii) is determined pursuant to Section 10.3 to be a Member whose continued participation in the Fund would have an Adverse Consequence or otherwise be reasonably likely to result in a significant delay, extraordinary expense or material adverse effect on the Adviser, the Fund, any Portfolio Company or any of their respective Affiliates or (iv) is notified that such member has been removed upon the recommendation of the Adviser with the consent of a majority of the other members of the Advisory Committee. Upon the removal of a member of the Advisory Committee pursuant to clauses (i), (ii) or (iii) of the preceding sentence, the Adviser may appoint a replacement member, and upon the death or resignation of a member of the Advisory Committee or the removal of such member pursuant to clause (iv) of the preceding sentence or the request of the Common Unitholder(s) from which the Adviser that appointed such member, the Adviser may appoint a replacement for such member from such Common Unitholder.
(b)    Scope of Authority. The Advisory Committee shall be authorized to, as required and subject to Regulation FD promulgated by the U.S. Securities and Exchange Commission, provide such advice and counsel as is requested by the Adviser or the Board in connection with actual and potential conflicts of interest, valuation matters and other matters relating to the Fund. The Advisory Committee shall not constitute a committee of the Fund and shall take no part in the control or management of the Fund, nor shall it have any power or authority to act for or on behalf of the Fund, and all investment decisions, as well as all responsibility for the management of the Fund, shall rest with the Board. Any actions taken by the Advisory Committee shall be advisory only, and none of the Board, the Adviser or any of its Affiliates shall be required or otherwise bound to act in accordance with any decision, action or comment of the Advisory Committee or any of its members.
(c)    Other Activities of the Members. The Members acknowledge that, to the extent permitted by applicable law, notwithstanding any duty otherwise existing at law or in equity, the members of the Advisory Committee and the Common Unitholders from which the Adviser appointed such members (i) will not be obligated to act in a fiduciary capacity with respect to, and shall not owe any duty (fiduciary or otherwise) to, the Fund or any Member in respect of the activities of the Advisory Committee, (ii) have substantial responsibilities in addition to their Advisory Committee activities and are not obligated to devote any fixed portion of their time to the activities of the Advisory Committee and (iii) will not be prohibited from engaging in activities that compete or conflict with those of the Fund, nor shall any such restrictions apply to any of their respective Affiliates and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to such Persons.
(d)    Meetings. Meetings of the Advisory Committee may be called by the Adviser in its sole discretion. In addition, a special meeting of the Advisory Committee may be called by a majority of the voting members of the Advisory Committee at any time. Except as expressly provided in this Section 3.8, the Advisory Committee shall conduct its business in such manner and by such procedures as a majority of its members deems appropriate.
(e)    Fees and Expenses, etc. The members of the Advisory Committee shall serve without compensation, but shall be reimbursed by the Fund for all reasonable and documented out-of-pocket expenses incurred in attending meetings of the Advisory Committee. The members of the Advisory Committee (and, with respect to claims or damages arising out of or relating to service on the Advisory Committee only, the Common Unitholder(s) from which the Adviser appointed such member and each of such Common Unitholder(s)’ shareholders, officers, directors, employees, partners, members and managers) shall be indemnified by the Fund as provided in Article IX and entitled to the benefit of the exculpation provisions set forth herein.
ARTICLE IV
INVESTMENTS; INDEBTEDNESS
4.1    Investments in Portfolio Companies.
(a)    Investment Objectives. The Fund’s investment objective is to generate current income and capital appreciation primarily by making or originating debt investments in Portfolio Companies (the “Investment Objectives”). The form of the Fund’s investments may include first lien, second lien or subordinated debt, or, to a lesser extent, preferred equity or common equity. The Fund will not invest in real property or hold equity in a U.S. real property holding company. After the Fund’s initial ramp period, the Fund’s target Portfolio Investment size in one Portfolio Company is expected to be 2.0% to 4.0% of total assets at the time of investment and the maximum Portfolio Investment size in one Portfolio Company is expected to be 6.0% of total assets at the time of investment.
(b)    Investment Period. During the Investment Period, subject to Section 4.1(c) and Section 5.6, the Fund may make Portfolio Investments as determined by the Adviser, subject to the oversight of the Board. Following the termination of the Investment Period (and during any Key Person Suspension Period), no Portfolio Investments will be made by the Fund (and no Drawdown Purchases shall be required therefor) other than, (i) Follow-Up Investments and (ii) Follow-On Investments that are not Follow-Up Investments in an aggregate amount (net of amounts returned) of up to 15% of the aggregate Capital Commitments. For the avoidance of doubt, Drawdown Purchases may be required, in the Adviser’s discretion, following the termination of the Investment Period to repay Fund Indebtedness and fund delayed draw term and/or revolver loans that were entered into during the Investment Period; provided that no such Drawdown Purchase shall be required to repay Fund Indebtedness incurred following the termination of the Investment Period to make a Portfolio Investment other than a Follow-Up Investment or Follow-On Investment for which the Drawdown Purchases could have been required in accordance with this Section 4.1(b); provided, further, that no Common Unitholder shall be required to fund a Drawdown Purchase in excess of its Remaining Capital Commitment.
(c)    Reinvestment. Subject to the requirements in the Code and the terms of any borrowings or other financings or similar obligations, proceeds realized by the Fund from the sale or repayment of any Portfolio Investment (as opposed to investment income) during the Investment Period, may be retained and be used by the Fund for purposes of making Portfolio Investments or paying Fund Expenses. Any amounts so reinvested will not reduce a Common Unitholder’s Remaining Capital Commitment.
4.2    Fund Indebtedness; Borrowings. The Fund may, either directly or through one or more subsidiaries, incur Fund Indebtedness for cash management and administrative purposes (which includes, but is not limited to, refinancing Fund Indebtedness or incurring new Fund Indebtedness following the termination of the Investment Period for Portfolio Investments made pursuant to Section 4.1(c) or for the sole purpose of facilitating the dissolution, winding up and liquidation of the Fund), including to pay Fund Expenses and obtain leverage for purposes of making Portfolio Investments. To facilitate such Fund Indebtedness, the Fund may, among other things, enter into one or more credit facilities, including subscription facilities, with service providers to the Fund or third-party credit institutions or other lenders. In connection with potential Fund Indebtedness, the Fund’s lenders may require the Fund to pledge assets or Capital Commitments (and the ability to enforce the payment thereof). The Fund will repay any borrowings under a subscription facility on or prior to the six-month anniversary of the borrowing. The Fund shall not incur leverage if, as a result of such incurrence, its aggregate Fund Indebtedness with direct recourse to the Fund or the Fund’s asset (excluding, for the avoidance of doubt, borrowings under any subscription line secured by unfunded Capital Commitments) would exceed 50% of its assets (valued at cost). For the avoidance of doubt, for purposes of determining the leverage limit under this Section 4.2, (A) Fund Indebtedness shall exclude (i) indebtedness incurred by specific Portfolio Companies or secured by the assets thereof or guarantees made by specific Portfolio Companies and (ii) indebtedness between the Fund and any subsidiary of the Fund and (B) Fund assets shall include aggregate Remaining Capital

Commitments. Furthermore, the Fund will not incur leverage in excess of the amounts permitted by the Investment Company Act.
In furtherance of the foregoing, but notwithstanding any other provision of this Agreement, in connection with any Fund Indebtedness, to the fullest extent permitted by law, the Fund, and the Board or the Adviser on behalf of the Fund, are hereby authorized to pledge, hypothecate, mortgage, assign, transfer or grant security interests in or other liens on (i) any assets of the Fund, (ii) the Members’ Subscription Agreements and the Members’ obligations to make capital contributions thereunder and hereunder subject to the terms hereof, and (iii) any other assets, rights or remedies of the Fund hereunder or under the Subscription Agreements, including without limitation, the right to issue Drawdowns and to exercise remedies upon a default by a Member in the payment of its capital contributions and the right to receive capital contributions and other payments. In furtherance of the foregoing, but notwithstanding any other provision in this Agreement, (i) the Fund may borrow funds, incur indebtedness and enter into guarantees together with one or more Persons on a joint and several basis or on any other basis that the Adviser, in its sole discretion, determines is fair and reasonable to the Fund, and (ii) in connection with any borrowing, indebtedness or guarantee by the Fund, all capital contributions shall be payable to the account designated by the Adviser or any lender or other credit party of the Fund. All rights granted to a lender pursuant to this Section 4.2 shall apply to its agents and its successors and assigns.
ARTICLE V
CLOSINGS, CAPITAL COMMITMENTS AND DRAWDOWNS
5.1    Closings. The admission of Members will take place on such date as determined by the Adviser (each such date, a “Closing Date,” and the date upon which the first admission of Members occurs being referred to herein as the “Initial Closing Date”). Such admissions will occur, from time to time in the Adviser’s sole discretion, during a period starting with the Initial Closing Date and continuing through the Closing Period. As a result, the Fund may enter into Subscription Agreements with Common Unitholders during the Closing Period (such closings after the Initial Closing Date, “Additional Closings”) but after the Initial Drawdown Date and any Common Unitholder whose subscription has been accepted at an Additional Closing is referred to as an “Additional Investor.” Any such Person shall be admitted on a Closing Date as a Member at the time that a Subscription Agreement or a counterpart thereof is executed by or on behalf of such Person and accepted by the Fund.
5.2    Capital Commitments. The minimum Capital Commitment for each Common Unitholder is $5 million. The Fund reserves the right to accept Capital Commitments of a lesser amount. Except as otherwise provided herein, each Member shall make Drawdown Purchases in an aggregate amount not to exceed its Capital Commitment, as set forth in such Common Unitholder’s Subscription Agreement. Each Common Unitholder agrees to purchase Common Units for an aggregate purchase price equal to its Capital Commitment, payable at such times and in such amounts as required by the Fund, under the terms and subject to the conditions set forth herein. On each Drawdown Date (as defined below), each Common Unitholder agrees to purchase from the Fund, and the Fund agrees to issue to the Common Unitholder, a number of Common Units equal to the Drawdown Unit Amount (as defined below) at an aggregate price equal to the Drawdown Purchase Price (as defined below); provided, however, that in no circumstance will a Common Unitholder be required to purchase Units for an amount in excess of its Remaining Capital Commitment (as defined below). Such Capital Commitment shall constitute a binding commitment to purchase Common Units no earlier than the Fund’s election to be treated as a business development company pursuant to Section 54(a) of the Investment Company Act. An affiliate of the

Adviser (together with members of New Mountain’s senior management team) will make Capital Commitments of at least 5% of total Capital Commitments (the “Sponsor Commitment”).
“Drawdown Purchase Price” shall mean, for each Drawdown Date, an amount in U.S. dollars determined by multiplying (i) the aggregate amount of Capital Commitments being drawn down by the Fund from all Common Unitholders on that Drawdown Date, by (ii) a fraction, the numerator of which is the Remaining Capital Commitment of the Common Unitholder and the denominator of which is the aggregate Remaining Capital Commitments of all Common Unitholders that are not Defaulting Investors or Excluded Investors (as defined below).
“Drawdown Unit Amount” shall mean, for each Drawdown Date, a number of Common Units determined by dividing (i) the Drawdown Purchase Price for that Drawdown Date by (ii) the applicable Per Unit Price (as defined below), subject to adjustment in accordance with the procedures set forth in Section 5.3(c), with the resulting quotient adjusted to the nearest whole number to avoid the issuance of fractional shares.
“Per Unit NAV” shall mean, for any Drawdown Date or Catch-Up Date (as defined below) or for Section 10.3, net asset value per Unit as of the end of the most recent calendar quarter, determined in accordance with the procedures set forth in Section 5.3(c) in a manner consistent with the limitations of the Investment Company Act as of the last day of the Fund’s calendar quarter immediately preceding such date.
“Per Unit Price” shall mean, (1) for the Initial Drawdown Date and any future Drawdown Dates or Catch-Up Dates (as defined below) where the then-current Per Unit NAV is greater than or equal to $9.70, $10.00, and (2) for any future Drawdown Dates or Catch-Up Dates where the then-current Per Unit NAV is less than $9.70, the greater of (A) Per Unit NAV and (B) $9.50; provided that the Per Unit Price shall be subject to the limitations of Section 23 under the Investment Company Act (which generally prohibits the Fund from issuing Units at a price below the then-current net asset value of the Units as determined within 48 hours, excluding Sundays and holidays, of such issuance, (taking into account any investment valuation adjustments from the latest quarterly valuation date in accordance with the Fund’s valuation policy) subject to certain exceptions). By executing a Subscription Agreement and agreeing to become a Member, each Common Unitholder agrees that it is providing its consent, in accordance with Section 23(b) of the Investment Company Act, for the Fund to issue Units at the offering prices described above even if such offering price is below the then-current Per Unit NAV.
“Remaining Capital Commitment” shall mean, with respect to a Common Unitholder, the amount of such Common Unitholder’s Capital Commitment as of any date reduced by the aggregate amount of contributions made by that Common Unitholder at all previous Drawdown Dates and any Catch-Up Dates.
5.3    Drawdowns. During the Investment Period, the Adviser may issue capital calls, and Common Unitholders will be required to make Drawdown Purchases, for any permitted Fund purpose in the manner set forth below:
(a)    Timing of Drawdown Notices; Use of Drawdowns. The Adviser shall provide each Common Unitholder with a notice of each drawdown of Capital Commitments (a “Drawdown Notice”) at least ten (10) Business Days prior to the date on which such Drawdown Purchase is due and payable (the “Drawdown Date”). The delivery of a Drawdown Notice to the

Common Unitholder shall be the sole and exclusive condition to the Common Unitholder’s obligation to pay the Drawdown Purchase Price identified in each Drawdown Notice.
(b)    Contents of Drawdown Notices. Each Drawdown Notice should set forth (i) the Drawdown Date, (ii) the aggregate number of Common Units to be sold to all Common Unitholders on the Drawdown Date and the aggregate purchase price for such Common Units, (iii) the applicable Drawdown Unit Amount, Drawdown Purchase Price and Per Unit Price and (iv) the account to which the Drawdown Purchase Price should be wired.
(c)    Calculation of Each Member’s Share of a Drawdown. Notwithstanding Section 5.2, on one or more dates to be determined by the Fund that occur on or following an Additional Closing but no later than the next succeeding Drawdown Date (each, a “Catch-Up Date”), each Additional Investor shall be required to purchase, on no less than ten (10) Business Days prior notice, from the Fund a number of Common Units with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such Common Units by the Additional Investor in the aggregate for all Catch-Up Dates, such Additional Investor’s Contributed Capital Percentage (as defined below) shall be equal to the Contributed Capital Percentage of all prior Common Unitholders (other than any Defaulting Investors, Excluded Investors or any Common Unitholders who have subscribed on prior Additional Closing and have not yet funded the Catch-Up Purchase Price) (the “Catch-Up Purchase Price”).
Upon payment of the Catch-Up Purchase Price by a Common Unitholder on a Catch-Up Date and payment by other Common Unitholders of the requisite amount, the Fund shall issue to each such Additional Investor a number of Common Units determined by dividing (A) the Catch-Up Purchase Price for such Additional Investor by (B) the Per Unit Price for such Additional Investor as of a Catch-Up Date. For the avoidance of doubt, in the event that the Catch-Up Date and a Drawdown Date occur on the same calendar day, such Catch-Up Date (and the application of the provisions of this Section 5.3(c)) shall be deemed to have occurred immediately prior to the relevant Drawdown Date.
“Contributed Capital Percentage” means, with respect to a Common Unitholder holding Capital Commitments, the percentage determined by dividing such Common Unitholder’s Contributed Capital (as defined below) by such Common Unitholder’s total Capital Commitments (whether or not funded).
“Contributed Capital” means, with respect to a Common Unitholder holding Capital Commitments, the aggregate amount of capital contributions from such Common Unitholder’s Capital Commitments that have been funded by such Common Unitholder to purchase Units. For the avoidance of doubt, Contributed Capital will not take into account distributions of the Fund’s investment income (i.e., proceeds received in respect of interest payments, dividends or fees, net of expenses) to the investors.
Following the Investment Period, the Adviser may issue Drawdown Notices, and Common Unitholders will be required to make Drawdown Purchases, for the purposes described in Section 4.1(b).
5.4    Excluded Investors. Notwithstanding anything to the contrary contained in this Agreement, the Fund shall have the right (a “Limited Exclusion Right”) to exclude any Common Unitholder (such Common Unitholder, an “Excluded Investor”) from purchasing Common Units from the Fund on any Drawdown Date if, in the reasonable discretion of the Fund, there is a reasonable likelihood that such Common Unitholder’s purchase of Units at such time would result in (i) a violation of, or noncompliance with, any law or regulation to which such Common Unitholder, the Fund, the Adviser, any other Member or a Portfolio Company would be subject or (ii) all or any portion of the assets of the Fund to be considered plan assets for purposes of Title I of ERISA, Section 4975 of the Code, or any applicable Similar Law. In the event that any Limited Exclusion Rights is exercised, the Fund shall be authorized to issue an additional Drawdown Notice to the non-Excluded Investors to make up any applicable shortfall caused by such Limited Exclusion Right.
In addition, notwithstanding anything to the contrary contained in this Agreement, the Fund will have the power to take certain actions to avoid having (i) all or any portion of the assets of the Fund characterized as plan assets, for purposes of the fiduciary responsibility or prohibited transaction provisions of ERISA, Section 4975 of the Code or any Similar Law, including, without limitation, the right to cause a Common Unitholder that is a “benefit plan investor” (within the meaning of Section 3(42) of ERISA) to resign from the Fund in whole or in part and (ii) the Fund and the Adviser being considered a fiduciary of any Member for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law.
5.5    Defaulting Investors. In the event that a Common Unitholder fails to pay all or any portion of the purchase price due from such Common Unitholder on any Catch-Up Date or Drawdown Date and such default remains uncured for a period of ten (10) Business Days after the written notice of such failure is given by the Fund to the Common Unitholder, the Fund shall be permitted to declare such Common Unitholder to be in default of its obligations under this Agreement (any such Common Unitholder, a “Defaulting Investor”) and shall be permitted to pursue one or any combination of the following remedies:
(a)    the Fund may prohibit the Defaulting Investor from purchasing additional Units on any future Drawdown Date or otherwise participating in any future investments in the Fund;
(b)    Fifty percent (50%) of the Units then held by the Defaulting Investor shall be automatically transferred on the books of the Fund, without any further action being required on the part of the Fund or the Defaulting Investor, to the other Common Unitholders (other than any other Defaulting Investor), pro rata in accordance with their respective Capital Commitments; provided, however, that notwithstanding anything to the contrary contained in this Agreement, no Units shall be transferred to any other Common Unitholder pursuant to this Section 5.5(b) in the event that such transfer would (A) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Fund or such transfer would, (B) based on a written opinion of such Defaulting Investor’s counsel (which opinion and counsel shall be reasonably acceptable to the Fund) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or (C) cause all or any portion of the assets of the Fund to constitute “plan assets” for purposes of ERISA or Section 4975 of the Code (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent the Common Unitholder from receiving a partial allocation of its pro rata portion of Units); provided, further, that any Units that have not been transferred to one or more other Common Unitholders pursuant to the previous proviso shall be allocated among the participating other Common Unitholders pro rata in accordance with their respective Capital Commitments. The provisions of in this Section 5.5(b) constitute specified penalties or consequences for default in accordance with Section 18-502(c) of the Delaware Act. The damage to the Fund and other Common Unitholders resulting from a default by the Defaulting Investor is both significant and not easily quantified. By entry into a Subscription Agreement, the Common Unitholder agrees to this transfer and acknowledges that it constitutes a reasonable remedy and a specified penalty or consequence as contemplated by Section 18-306 of the Delaware Act for any default in the Common Unitholder’s obligation of the type described; and
(c)    The Fund may pursue any other remedies against the Defaulting Investor available to the Fund, subject to applicable law. By signing a Subscription Agreement, each Common Unitholder agrees that this Section 5.5 is for the benefit of the Fund and shall be interpreted by the Fund against a Defaulting Investor in the discretion of the Fund. Each Common Unitholder further agrees that such Common Unitholder cannot and will not seek to enforce this Section 5.5 against the Fund or any other Member in the Fund.
5.6    Key Person Suspension or Early Termination of Investment Period. Upon the occurrence of a Key Person Event, the Adviser will promptly give notice to the Members of this fact, at which time the Investment Period will immediately be suspended for 90 days (such 90-day period or shorter period pursuant to this paragraph, the “Key Person Suspension Period”). Prior to the expiration of the Key Person Suspension Period, the Adviser will solicit votes from either (as determined by the Adviser in its sole discretion) the independent members of the Board or the Members to either: (i) lift the Key Person Suspension Period on or prior to its 90-day expiration and resume the Investment Period or (ii) replace the Key Persons with Qualified Replacements nominated by the Adviser and resume the Investment Period. If the Key Person Suspension Period elapses without the written election or vote of a majority of the independent members of the Board or holders of a majority of the outstanding Units, as applicable, being entitled to make such determination to either lift the Key Person Suspension Period or replace the Key Persons with Qualified Replacement selected by the Adviser, then the Investment Period will be permanently terminated. Notwithstanding the foregoing, the Key Person Suspension Period and/or the termination of the Investment Period will not be effective in respect of any transactions for which there is an executed letter of intent (whether or not binding) or other written commitment prior to the occurrence of such Key Person Event.
A “Key Person” means each of Steven B. Klinsky, Adam B. Weinstein, John R. Kline and any qualified additional or a “Qualified Replacement” for any of them appointed pursuant to this paragraph or the final paragraph of this section.
A “Key Person Event” will be deemed to occur if at any time during the Investment Period all Key Persons simultaneously have ceased for any reason to devote the Required Involvement (as defined below) for more than 30 days.
A “Qualified Replacement” is someone who, in the reasonable judgment of the Adviser, is a professional with credit investment experience.
“Required Involvement” means (i) with respect to Mr. Klinsky or any Qualified Replacement therefor, the dedication of substantially all of the Key Person’s business time to New Mountain, its funds and their respective portfolio companies and (ii) with respect to Messrs. Weinstein and Kline and any Qualified Replacement therefor, the dedication of a substantial majority of the Key Person’s business time to New Mountain’s credit investing activities, New Mountain’s credit funds and their portfolio companies.
Upon the occurrence of an Alternative Key Person Event, the Adviser will, as soon as reasonably practicable, solicit votes from the Members to determine whether they wish to terminate the Investment

Period at such time. If Members holding 70% of the outstanding Units affirmatively vote in favor of the termination of the Investment Period within 90 days of the Alternative Key Person Event, the Investment Period will be terminated upon the expiration of such 90-day period. An “Alternative Key Person Event” will be deemed to occur if at any time during the Investment Period where any two Key Persons simultaneously cease for any reason to devote the Required Involvement for more than 30 days.
At any time during the Investment Period, the Adviser may, by written notice to the Members, appoint a Qualified Replacement for any Key Person; provided that if, within 20 Business Days of receipt of notice from the Adviser of the selection of a person as a Qualified Replacement, holders of 60% of the outstanding Units object in writing to the selection of such person as a Qualified Replacement, such person shall not constitute a Qualified Replacement and the Adviser, in its sole discretion, shall appoint another person as a Qualified Replacement (with any such other person also being subject to objection pursuant to this proviso).
5.7    Successor Funds. None of the Adviser or any Affiliates of the Adviser may commence the operation of a Successor Fund until the earlier of (1) the end of the Investment Period or (2) the time that at least 75% of the Common Unitholders’ aggregate Capital Commitments have been called pursuant to Section 5.3.
ARTICLE VI
UNITS; DISTRIBUTIONS
6.1    Units. Interests in the Fund will be held in the form of Units. The Fund will issue Common Units to investors from time to time at the applicable Price Per Unit. Such Common Units will be issued through drawdowns on specific Drawdown Dates or Catch-Up Dates, with Common Unitholders required to contribute all or a portion of their Remaining Capital Commitments in exchange for Common Units as set forth in this Agreement.
Without the consent of any Common Unitholder, the Board may cause the Fund to issue one class of preferred Units, which class of Units may have rights senior to those of the Common Units, and such other characteristics as the Board may determine, subject to the requirements of the Investment Company Act. The Board may amend and supplement this Agreement to provide for the terms of such preferred Units. In connection with the issuance of any such preferred Units to a Person, such Person shall execute this Agreement and become a Member.
6.2    Distributions. The Fund generally intends to distribute, out of assets legally available for distribution, substantially all of its available earnings, on a quarterly basis, as determined by the Fund’s Board in its discretion. Any distributions received by a Common Unitholder shall have no effect on the amount of the Common Unitholder’s Remaining Capital Commitments. Notwithstanding anything to the contrary contained in this Agreement, the Fund, and the Board on behalf of the Fund, will not make a distribution to any Member if such distribution would violate any provision of the Delaware Act or any other applicable law, rule, regulation or administrative requirement.
6.3    Withholding Taxes. To the extent the Fund determines that it is required by law to withhold taxes with respect to distributions made by the Fund to a Member (“Withholding Taxes”), the Fund may withhold such taxes as so required. The Fund will treat all Withholding Taxes as amounts distributed to the Member with respect to which such withholding was made. To the fullest extent permitted by law, each Member hereby agrees to indemnify and hold harmless the Fund and the other

Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to distributions or other payments made to such Member; provided that no reimbursement shall be required for such penalties, additions to tax, or interest that resulted from the gross negligence of the Fund. The foregoing indemnity obligation of each Member shall survive dissolution and termination of the Fund and shall survive the withdrawal of any Member from the Fund or any Transfer of Units.
ARTICLE VII
THE ADVISER
7.1    Appointment of the Adviser. Subject to the requirements of the Investment Company Act, the Fund shall be party to an investment management agreement (the “Investment Management Agreement”) with the Adviser for purposes of engaging the Adviser to manage the Fund’s investments.
ARTICLE VIII
ADMINISTRATION; BOOKS AND RECORDS; REPORTS; ETC.
8.1    Administrator. The Fund shall be party to an administration agreement (the “Administration Agreement”) with the Administrator for purposes of engaging the Administrator to provide administrative services to the Fund. The Administrator may hire a third party sub-administrator to assist with the provision of administrative services.
8.2    Maintenance of Books and Records. The Fund shall keep or cause to be kept at the address of the Administrator (or at such other place as the Fund or the Administrator shall determine and, if during the Term, shall advise the Members in writing) full and accurate accounts of the transactions of the Fund in proper books and records of account, during the Term and for a period of at least six (6) years thereafter, which books and records shall set forth full and accurate information regarding the Fund in all material respects. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles, which shall be the basis for the preparation of the Fund’s financial reports prepared pursuant to this Article VIII. Such books and records shall be available, upon five (5) Business Days’ notice to the Fund, for inspection and copying at reasonable times during business hours by a Member (other than any Defaulting Investor) or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest as a member in the Fund. For the avoidance of any doubt, the Fund acknowledges and agrees that, notwithstanding anything contained in Section 13.10(a) to the contrary, any Member acting in compliance with this Agreement and the requirements of applicable law shall be entitled to receive a list of names, addresses and Capital Commitments of the Members within five (5) Business Days after making a request therefor.
8.3    Reports. The Fund will maintain a registration under the Exchange Act and shall prepare and make available to each Member the reports it is required to file under the Exchange Act, including any required audited and unaudited financial statements.
8.4    Closing Documents. The Fund shall provide to each Member an electronic copy of a set of executed documents relating to such Member’s subscription for Common Units within thirty (30) calendar days of such Member’s admission to the Fund.
8.5    Tax Documents. The Fund will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal,

state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns (including, but not limited to, Form 1042 and Form 1099, as applicable).
8.6    Valuation. The fair value of the Fund’s assets will be determined pursuant to a valuation policy approved by the Board.
ARTICLE IX
INDEMNIFICATION
9.1    Limitation of Liability. To the fullest extent permitted by applicable law, no Covered Person will be liable to the Fund or to any Member for any act or omission performed or omitted by any such Covered Person (including any acts or omissions of or by another Covered Person), in the absence of (i) breach of this Agreement by such Covered Person, (ii) willful misfeasance, bad faith, fraud or gross negligence on the part of such Covered Person in the performance of its duties or by reason of the reckless disregard of its duties and obligations, or (iii) violation of any law by such Covered Person, including, but not limited to, violation of any federal or state securities law, that has a material adverse effect on the Fund (collectively, “Disabling Conduct”). Notwithstanding the foregoing, the definition of “Disabling Conduct”, as it relates to the members of the Advisory Committee (and the Members represented by such members, solely with respect to the activities of such members acting in their capacity as Advisory Committee members), shall mean fraud, bad faith or willful misconduct.
9.2    Indemnification. The Fund shall, to the fullest extent permitted by law, indemnify each Covered Person for any loss or damage incurred by it in connection with any matter arising out of, or in connection with, the Fund, including the operations of the Fund and the offering of Units, except for losses incurred by a Covered Person arising solely from (i) the Covered Person’s own Disabling Conduct or (ii) a claim between or among Covered Persons.
9.3    Expenses. In addition to the right to indemnification conferred in Section 9.2, a Covered Person shall also have the right to be paid by the Fund the expenses (including reasonable attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IX; provided, however, that, if applicable laws require or in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by a Covered Person in his or her capacity as a director, officer, employee or Advisory Committee member shall be made solely upon delivery to the Fund of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified or entitled to advancement of expenses under Section 9.2 and this Section 9.3 or otherwise.
9.4    Indemnification Not Exclusive. The rights accruing to any Covered Person under these provisions shall not exclude any other right which any person may have or hereafter acquire under this Agreement, any statute, agreement, or any other right to which he or she may be lawfully entitled.
9.5    Insurance. The Fund may maintain insurance, at its expense, to protect itself and any director, officer or employee of the Fund, member of the Advisory Committee or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the

Fund would have the power to indemnify such person against such expense, liability or loss under applicable law.
ARTICLE X
TRANSFERS; REDEMPTIONS
10.1    Transfers by Common Unitholders. Common Unitholders may not sell, offer for sale, assign, transfer, pledge, hypothecate or otherwise dispose of (a “Transfer”) any Common Units unless (i) the Adviser consents; provided that such consent will not unreasonably be withheld if such Transfer is to a party other than a defaulting Common Unitholder and the Transfer does not negatively impact the Fund’s borrowing base or other terms of any credit facilities or subscription facilities, and, if required by the Fund’s lending arrangements, the Fund’s lenders give consent to such Transfer and (ii) the Transfer is made in accordance with all applicable securities laws.
No Transfer will be effectuated except by registration of the Transfer on the Fund’s books. Each transferee will be required to execute an instrument agreeing to be bound by this Agreement and the other restrictions imposed on the Common Units and to execute such other instruments or certifications as are reasonably required by the Adviser. For the avoidance of doubt, the Adviser’s reasonable doubt as to whether a transferee can accurately make the representations and warranties and fulfill the obligations set forth in this Agreement or the Subscription Agreement of a transferor will be reasonable grounds to withhold consent to a Transfer.
The transferee shall be admitted to the Fund as a Member of the Fund upon (i) the approval of the Fund, and (ii) its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Common Units pursuant to this Section 10.1, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Fund.
No Transfer will be permitted that would require the Fund to register the Common Units under the Securities Act, under any U.S. state securities laws or under the laws of any other jurisdiction. No Units shall be transferred in the event that such Transfer would (A) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Fund, (B) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, (C) be reasonably likely to cause all or any portion of the assets of the Fund to constitute plan assets for purposes of ERISA, Section 4975 of the Code, or applicable Similar Law, or (D) cause the Fund or the Adviser to be considered a fiduciary of any Member for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law.
The Fund has no intention to register the Units under the Securities Act or under any state securities laws and, unless the Fund otherwise agrees in writing, is under no obligation to assist any Member in obtaining or complying with any exemption from registration. The Fund may require that a proposed transferee meet appropriate financial and other suitability standards and that the Member furnish a legal opinion satisfactory to the Fund and its counsel that the proposed Transfer complies with any applicable federal, state and any other securities laws.
Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Fund, at its request, for any expenses reasonably incurred by the Fund in connection with such Transfer, including the costs of seeking and obtaining the legal opinion and any other legal, accounting and miscellaneous expenses, whether or not such Transfer is consummated.
The Sponsor Commitment may not be transferred except to a Management Company Related Investor.
10.2    Redemptions. Holders of Common Units shall not be entitled to require the Fund to repurchase or redeem Common Units.
10.3    Redemptions by the Fund; Withdrawals. Notwithstanding any provision to the contrary in this Agreement, if at any time the Board determines in its sole discretion that (a) a Member has breached this Agreement or any of its representations or warranties contained in such Member’s Subscription Agreement with the Fund or (b) there is a reasonable likelihood that the continuing participation in the Fund by such Member would have an Adverse Consequence, or otherwise be reasonably likely to result in a significant delay, extraordinary expense or material adverse effect on the Adviser, the Fund, any Portfolio Company or any of their respective Affiliates, then the Fund may (i) redeem such Member’s Common Units (out of the assets of the Fund) at the redemption price equal to the then current Per Unit NAV, and each Member’s Capital Commitment is subject to cancellation at any time and (ii) the Fund may cause such Member to cease to be a member of the Fund, and upon such redemption the holders of the Units so redeemed shall have no further right with respect thereto other than to receive payment of such redemption price; provided that the Fund will use commercially reasonable efforts to cooperate with the relevant Member to agree on a cure period or otherwise implement alternative solutions to avoiding an Adverse Consequence other than taking the actions in (i) or (ii) above, but the Fund will engage in such cooperation only to the extent that the Fund believes the relevant Member acted in good faith and the Fund reasonably determines that a delay in taking the actions in (i) or (ii) above would not result in an Adverse Consequence.
ARTICLE XI
DISSOLUTION AND TERMINATION OF THE FUND
11.1    Dissolution Events. There will be a dissolution of the Fund and its affairs shall be wound up upon the first to occur of any of the following events (each an “Event of Dissolution”):
(a)    the dissolution of the Fund as provided in Section 1.4;
(b)    the last Business Day of the first Fiscal Year following the end of the Investment Period in which all Portfolio Investments acquired or agreed to be acquired by the Fund have been sold or otherwise disposed of;
(c)    the determination by the Board, subject to any Member approvals required by the Investment Company Act;
(d)    upon the vote of Common Unitholders holding 75% of outstanding Common Units at any time for any reason;
(e)    the termination of the legal existence of the last remaining member of the Fund or the occurrence of any other event which terminates the continued membership of the last remaining member of the Fund in the Fund unless the Fund is continued without dissolution in a manner permitted by the Delaware Act; or

(f)    the entry of a decree of judicial dissolution of the Fund under Section 18-802 of the Delaware Act.
11.2    Winding Up.
(a)    Liquidation of Assets. Following an Event of Dissolution, the Fund’s affairs shall be wound up in an orderly manner. The Board shall act as, or shall appoint a person (including the Adviser) to act as, the liquidating trustee (the “liquidator”) to wind up the affairs of the Fund pursuant to this Agreement. The liquidator shall cause the Fund to pay or provide for the satisfaction of the Fund’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing its duties, the liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Fund in such reasonable manner as the liquidator, subject to the Board’s oversight (if the Board is not acting as the liquidator), shall determine to be in the best interest of the Members.
(b)    Liquidating Distributions; Priority. Subject to Section 18-804 of the Delaware Act, the assets of the Fund shall be applied in the following order of priority:
(i)    First, to creditors in satisfaction of the debts and liabilities of the Fund, to the extent otherwise permitted by law, whether by payment thereof or the making of reasonable provision for payment thereof and to the expenses of liquidation, whether by payment thereof or the making of reasonable provision for payment thereof, and to the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the Board (or liquidating trustee or other representative) in amounts determined by it to be necessary for the payment of the Fund’s expenses, liabilities and other obligations (whether fixed or contingent); and
(ii)    Thereafter, among the Common Unitholders equally on a per Common Unit basis.
11.3    Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Fund and the discharge of liabilities to creditors so as to enable the liquidator to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Certificate of Formation of the Fund with the Secretary of State of the State of Delaware.
11.4    Cancellation. Upon completion of the foregoing provisions of this Article XI, the Board shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Formation of the Fund with the Secretary of State of the State of Delaware.
11.5    Liability. None of the liquidator, the directors, the officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

ARTICLE XII
AMENDMENTS; VOTING; POWER OF ATTORNEY
12.1    Amendments By Consent.
Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) during or after the term of the Fund, together with the prior written consent of a majority-in-interest of the Common Unitholders. Notwithstanding the provisions of this Section 12.1, no amendment without the consent of the affected Member shall increase the liability or obligations or increase the Capital Commitment of such Members.
12.2    Amendments Without Consent.
Notwithstanding the provisions of Section 12.1, or any other provision of this Agreement to the contrary, the following amendments may be made with the consent of the Board and without the need to seek the consent of any Member:
(a)    to add to the duties or obligations of the Board or surrender any right granted to the Board herein;
(b)    to cure any ambiguity or correct or supplement any provision herein which may be inconsistent with any other provision herein or to correct any printing, stenographic or clerical errors or omissions in order that this Agreement shall accurately reflect the agreement among the Members;
(c)    to make such changes as the Board in good faith deems necessary to comply with any requirements applicable to the Fund or its affiliates under the Investment Company Act or any similar state or federal law;
(d)    to make changes negotiated with Additional Investors so long as the changes do not materially adversely affect the rights and obligations of any existing Common Unitholders and the amendment is not objected to by Common Unitholders holding 20% or more of outstanding Common Units within twenty (20) Business Days of being given notice thereof;
(e)    amendments to create any new series or classes of Units and to establish the terms thereof;
(f)    to change the name of the Fund; or
(g)    to make changes that this Agreement specifically provides may be made by the Board without the consent of any Member, provided, however, that no amendment shall may be made pursuant to clauses (a) through (e) above if such amendment would (1) subject any Member to any adverse economic consequences without such Member’s consent, (2) diminish the rights or protections of one or more Members (including, for the avoidance of doubt, provisions intended to protect one or more Members from suffering certain adverse tax consequences), or (3) diminish or waive in any material respect the duties and obligations of the Board to the Fund or the Members.

12.3    Consent to Amend Special Provisions.
Notwithstanding the provisions of Section 12.1, subject to any requirements of applicable law, any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.
12.4    Power of Attorney. Each Member by executing a Subscription Agreement does hereby irrevocably constitute and appoint each of the Fund, the Adviser and each director or any duly authorized representative of the Fund as its true and lawful representative and its attorney-in-fact, and agent of such Member, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all instruments, documents and certificates that may from time to time be required by the laws of the United States, the State of Delaware, the State of New York, any other jurisdiction in which the Fund conducts or plans to conduct business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and investment and other activities of the Fund, including the power and authority to execute, verify, swear to, acknowledge, deliver, record and file:
(a)    all certificates and other instruments, including any amendments to this Agreement or to the Certificate of Formation of the Fund, that any duly authorized representative of the Fund determines to be appropriate to (i) form, qualify or continue the Fund as a limited liability company in the State of Delaware and all other jurisdictions in which the Fund conducts or plans to conduct business and (ii) admit such Member as a Member in the Fund;
(b)    all instruments that the Board determines to be appropriate to reflect any amendment to this Agreement or the Certificate of Formation of the Fund (i) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, no-action letter, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the Board deems to be in or not opposed to the best interests of the Fund, (ii) to change the name of the Fund or (iii) to cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision herein contained so long as such amendment under this clause (iii) does not adversely affect the interests of the Members;
(c)    all agreements and instruments necessary or advisable to consummate, hold or dispose of any Portfolio Investment;
(d)    all conveyances and other instruments that the Board determines to be appropriate to reflect and effect the dissolution, winding up and liquidation of the Fund in accordance with the terms of this Agreement, including the filing of a certificate of cancellation as provided for in Article XI;
(e)    all instruments relating to (i) Transfers of Units, (ii) the treatment of a Defaulting Investor or (iii) any change in the Capital Commitment of any Common Unitholder, all in accordance with the terms of this Agreement;
(f)    all amendments to this Agreement duly approved and adopted in accordance with Section 12.2;

(g)    certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in all jurisdictions in which the Fund conducts or plans to conduct business;
(h)    all instruments relating to litigation, other claims or arbitration on behalf of the Fund; and
(i)    any other instruments determined by the Board to be necessary or appropriate in connection with the proper conduct of the business of the Fund and that do not adversely affect the interest of any Member.
Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement, when acting in such capacities, except to the extent authorized herein. This power of attorney shall not be affected by the subsequent disability, incapacity or incompetence of the principal. To the fullest extent permitted by law, this power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy or legal disability of any Member and shall extend to such Member’s successors and assigns. This power of attorney may be exercised by such attorney-in-fact and agent for all Members (or any of them) by a single signature of any duly authorized representative of the Fund acting as attorney-in-fact with or without listing all of the Members executing an instrument. Any Person dealing with the Fund may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized and binding, without further inquiry. If required, each Member shall execute and deliver to the Fund, within five (5) Business Days after receipt of a request therefor, such further designations, powers of attorney or other instruments as the Board shall determine to be necessary for the purposes hereof consistent with the provisions of this Agreement. The foregoing power of attorney shall survive the delivery of an assignment by a Member of the whole of its interests in the Fund except that the power of attorney shall survive for the sole purpose of enabling any duly authorized representative of the Fund to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such assignment.
ARTICLE XIII
MISCELLANEOUS
13.1    Notices.
(a)    All notices, reports, requests, demands, consents and other communications hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, (iii) transmitted via telegram, telex or facsimile, (iv) posted on the Fund’s intranet website in accordance with Section 13.1(b) or (v) delivered by hand, if to any Member, at such Member’s address, or to such Member’s facsimile number, as set forth in such Member’s Subscription Agreement, and if to the Fund or to the Adviser, to the Adviser at its address set forth in the first sentence of Section 1.2(b), with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Rajib Chanda, Esq., or to such other Person or address as any Member shall have last designated by notice to the Fund, and in the case of a change in address by the Fund or the Adviser, by notice to the Members. Any notice, report, request, demand, consent and other communication will be deemed received (i) if sent by registered mail, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if sent by telegram, telex or facsimile transmission, on the date sent, (iv) if posted on the Fund’s intranet website in accordance with Section 13.1(b), on the day an e-mail is sent to the Member instructing it that a notice has been posted (provided that if such e-mail is sent after 6:00 pm Eastern Standard Time or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day) and (v) if delivered by hand, on the date of receipt. Within five (5) Business Days of the date of each Member’s admission to the Fund, the Fund shall furnish each Member with the address of the Fund’s intranet website and a password permitting access thereto.
(b)    The Fund may, in its discretion, provide any notice, report, request, demand, consent or other communication to a Member by posting such notice on the Fund’s intranet website and sending an e-mail to such Member notifying it of such posting.
13.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.
13.3    Table of Contents and Headings. The table of contents and the headings of the articles, sections and subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the interpretation hereof.
13.4    Successors and Assigns. This Agreement shall inure to the benefit of the Members and the Covered Persons, and shall be binding upon the parties, and, subject to Section 10.1, their respective successors, permitted assigns and, in the case of individual Covered Persons, heirs and legal representatives.
13.5    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
13.6    Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Board or the Adviser in connection with the formation of the Fund and the achievement of its purposes and are not inconsistent with the terms and provisions of this Agreement, including any documents that the Board or the Adviser determines to be necessary or appropriate to form, qualify or continue the Fund as a limited liability company in all jurisdictions in which the Fund conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Fund.
13.7    Interpretation. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, to the fullest extent permitted by applicable law, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion,” “sole and absolute discretion” or “discretion,” the Person shall be entitled to consider any interests and factors as it desires, including its own interests (subject to fiduciary duties required by applicable law) or (b) in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standards. Whenever in this Agreement a Person is permitted or required to provide its written consent in respect of a matter, such written consent may, in the Board’s or the Adviser’s discretion, be evidenced by electronic mail.
13.8    Non-Waiver. No provision of this Agreement shall be deemed to have been waived except if the giving of such waiver is contained in a writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.
13.9    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES. Unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of Delaware, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. To the fullest extent permitted by applicable law, unless the Fund otherwise agrees in writing, any legal action or proceeding with respect to this Agreement by a Member seeking any relief whatsoever against the Fund shall be brought only in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and not in any other court in the United States of America, or any court in any other country. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE FUND OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.
If and to the extent that any provision of the laws of the state of Delaware or any provision of this Agreement conflicts with any provision of the Investment Company Act, the applicable provision of the Investment Company Act will control.
13.10    Confidentiality.
(a)    Subject to the exceptions in this Section 13.10, each Member shall not disclose, share or provide to any Person, without the prior written consent of the Board or the Adviser (other than to such Member’s employees, auditors, professional advisers or counsel who are under an agreement or understanding of confidentiality (the “Member Recipients”)) any information with respect to the Adviser, the Fund, any Portfolio Investment, any Portfolio Company or their respective Affiliates (“Confidential Information”); provided that a Member may disclose any such information (i) as has become generally available to the public other than as a result of the breach of this Section 13.10 by any Member or its Member Recipients or (ii) subject to Section 13.10(c), as may be required by any (A) audit, report, statement, submission or testimony required by any authorized municipal, state or national taxing or regulatory body, (B) subpoena, document request or other legal process in any legal action or proceeding or (C) law (including the Freedom of Information Act, 5 U.S.C. 552), order, regulation or ruling (the requirements in subsections (A)-(C) collectively, “Legal Requirements”). Without limitation of the foregoing, each Member acknowledges that notices and reports to Members (to the extent not publicly filed with the U.S. Securities and Exchange Commission) may contain material non-public information concerning, among other things, Portfolio Companies and agrees not to use such information other than in connection with monitoring its investment in the Fund and agrees in that regard not to trade in securities or instruments on the basis of any such information. For the avoidance of doubt, no Member shall be in breach of Section 13.10(a) by virtue of such Member’s confidential discussion with other Members regarding the Adviser, the Fund and Portfolio Investments in connection with such Member’s evaluation, monitoring or exercising such Members rights pursuant to this Agreement.
(b)    If the Board or the Adviser believes in good faith that a Member may disclose Confidential Information in violation of this Agreement, the Fund may (i) provide to a Member all non-public information that is provided to such Member, including, but not limited to, quarterly, annual and other reports, information provided to the Advisory Committee (or any Advisory Committee observers), and information provided at any Fund informational meetings (collectively, “Fund Information”) to such Member solely by means of access on the Fund’s website in password protected, non-downloadable, non-printable format, (ii) require such Member to return any copies of any of the foregoing information provided to it by the Adviser or the Fund, (iii) provide to such Member access to any of the Fund Information only at the Fund’s (or its counsel’s) office or (iv) withhold all or any part of the Fund Information otherwise to be provided to such Member other than the fund-level, aggregate performance information specified in Section 13.10(c)(iii) below; provided that the Fund shall not withhold any information pursuant to this clause (iv) if a Member confirms in writing to the Fund that compliance with the procedures provided for in clauses (i), (ii) or (iii) above or other means mutually agreeable to the Fund or the Adviser and the relevant Member would be legally sufficient to prevent such potential disclosure.
(c)    To the extent that any Legal Requirements require a Member or any of its Affiliates to disclose Confidential Information, to the fullest extent permitted by law, such Member hereby agrees to notify the Fund promptly in writing of any such potential disclosure and to take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) a court order to disclose such information has been issued by a court of competent jurisdiction, (ii) the Fund does not object in writing to such disclosure within ten (10) calendar days (or any lesser time period as provided in the applicable Legal Requirement) of such notice or (iii) such disclosure relates solely to fund-level, aggregate performance information (i.e., aggregate cash flows, overall “IRRs,” the year of formation of the Fund, and such Member’s own Capital Commitment and Remaining Capital Commitment) and does not include (A) any information relating to individual Portfolio Companies, or (B) any other information not referred to in clause (iii) above. In any event, the Member will disclose no more information than is required under the circumstances.
(d)    Notwithstanding the provisions of Section 13.10(a) above, the Adviser and the Fund agree that each Member that (i) itself is an investment partnership or other collective investment vehicle having reporting obligations to its limited partners or other investors and (ii) has prior to the closing of its subscription for Common Units notified the Fund in writing that it is electing the benefits of this Section 13.10(d) may, in order to satisfy its respective reporting obligations, provide on a confidential basis the following information to its limited partners or other investors regarding the Fund and any Portfolio Companies: (i) the cost of the Fund’s investment in a Portfolio Company and the percentage interest of the Portfolio Company acquired by the Fund, (ii) a description of the business of the Portfolio Company and information regarding the industry and geographic location of the Portfolio Company, (iii) the book value or current value (as reported by the Fund) of a Portfolio Company on the last day of the quarter, (iv) a brief description of the investment strategy of the Fund, (v) the names of the Key Persons, (vi) the name and address of the Fund, (vii) the net asset value of the Member’s Common Units in the Fund taken as a whole, (viii) the amount of distributions to such Member and the purchase price of Common Units purchased by the Member, (ix) the ratio of net asset value of the Member’s Common Units in the Fund taken as a whole plus distributions to such Member to the aggregate purchase price paid by such Member for its Common Units, (x) such Member’s internal rate of return with respect to its investment in the Fund taken as a whole and (xi) any information regarding the Fund the disclosure of which is permitted pursuant to clause (iii) of Section 13.10(c) above; provided that a Member authorized to make the disclosures permitted by this sentence may also disclose the information specified in items (vi) through (xi) thereof to its prospective investors if provided on a confidential basis. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, in no event may any such Member disclose any other Confidential Information regarding the Fund, the Adviser or any of their Affiliates or any information regarding the Fund’s pending acquisition or pending disposition of a Portfolio Investment or proposed Portfolio Investment without the prior written consent of the Fund or the Adviser.
(e)    Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Units (including the tax treatment and tax structure of any Fund transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure.
(f)    The provisions of Section 13.10(a) apply to any information that a Member has already obtained or accessed. For clarity, the Adviser and the Fund shall have the right to keep confidential from the Members (i) any trade secrets of the Adviser, the Fund, any Portfolio Company or their respective Affiliates and (ii) other information (A) the disclosure of which to the Members the Adviser in good faith believes is not in the best interests of the Fund or could damage the Fund or its investments or (B) that the Fund is required by Legal Requirements or by agreement with any Person to keep confidential from the Members. A Member may by giving written notice to the Adviser or the Fund elect not to receive copies of any document, report or other information that such Member would otherwise receive and is not required by applicable law to be delivered. The Adviser agrees that it shall make any such documents available to such Member at the Adviser’s offices (or, at the request of such Member, the offices of Fund Counsel).
(g)    Any obligation of a Member pursuant to this Section 13.10 may be waived by the Fund or the Adviser in its sole discretion.
(h)    Neither the Fund, the Adviser nor any of its Affiliates shall include the name of a Member that has requested in writing in connection with its admission to the Fund that the Fund and the Adviser not do so in materials disseminated to third parties or otherwise disclose, either orally or in writing, any relationship with such Member using the Member’s name, without prior written permission from such Member; provided that this Section 13.10(h) shall not apply if such Member has publicly disclosed a relationship with the Fund. Notwithstanding the foregoing, the Fund, the Adviser and its Affiliates shall be permitted to disclose, and each Member consents to the disclosure of, the Member’s name and the Member’s investment in the Fund (i) as required by law, regulation or legal process (including requests from regulatory or self-regulatory authorities), (ii) if the Adviser determines in good faith that such disclosure is in the best interests of the Fund in connection with a Portfolio Investment, (iii) to the other Members in the ordinary course of the Fund’s business, (iv) to the Fund’s lenders or other counterparties or service providers in the ordinary course of the Fund’s business or (v) to the Members and prospective Members and prospective investors in other New Mountain funds or accounts that in the course of their due diligence request disclosure of the identity of the existing Members.

13.11    Survival of Certain Provisions. The obligations of each Member pursuant to Article IX shall survive the termination or expiration of this Agreement, the dissolution, winding up and termination of the Fund and the resignation of any Member from the Fund or any Transfer of a Member’s Common Units.
13.12    Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and termination of the Fund, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Fund’s property.
13.13    Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement among the Members and the Fund with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such subject matter. The representations and warranties of the Fund, the Adviser and the Members in and the other provisions of the Subscription Agreements shall survive the execution and delivery of this Agreement. Notwithstanding the provisions of this Agreement or of any Subscription Agreement, it is hereby acknowledged and agreed that the Fund, and the Adviser on behalf of the Fund, without any further act, approval or vote of any Member, may enter into a side letter or similar agreement to or with a Member (or an investor in a Member that is a collective investment vehicle (including investors in its limited partners or other investors that are collective investment vehicles)) which has the effect of establishing rights under, or altering or supplementing the terms hereof or of any Subscription Agreement. The parties hereto agree that any rights established, or any terms of this Agreement or any Subscription Agreement altered or supplemented in a side letter or similar agreement to or with such Person shall govern with respect to such Person (but not with respect to any of such Person’s assignees or transferees unless so specified in such side letter or similar agreement), if applicable, notwithstanding the provisions of this Agreement or of any Subscription Agreement; provided that unless otherwise agreed by the Fund, any such rights shall cease to apply with respect to any Member that becomes a Defaulting Investor.
13.14    Fund Counsel. Counsel to the Fund may also be counsel to the Adviser and its respective Affiliates. The Fund has initially selected Simpson Thacher & Bartlett LLP (collectively, with any future counsel to the Fund, the “Fund Counsel”) as legal counsel to the Fund. Each Member acknowledges that the Fund Counsel does not represent any Member in connection with such Member’s or any other Member’s investment in the Fund, any matters that may arise out of the organization of the Fund, the offering of interests in the Fund, the management, operation and investment activities of the Fund and any other Fund matters (in the absence of a clear and explicit agreement to such effect between the Member and the Fund Counsel and only to the extent specifically set forth in that agreement), and that in the absence of any such agreement the Fund Counsel shall owe no duties directly to a Member. In the event any dispute or controversy arises between any Member and the Fund, or between any Member or the Fund, on the one hand, and the Adviser (or an Affiliate thereof) that the Fund Counsel represents, on the other hand, then each Member agrees that the Fund Counsel may represent either the Fund or the Adviser (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the New York Rules of Professional Conduct or similar rules in any other jurisdiction, and each Member hereby consents to such representation and waives any conflicts arising out of such representation, claims of attorney-client privilege or other basis for opposing Fund Counsel’s playing this role or seeking to disqualify Fund Counsel to the maximum extent permitted by the New York Rules of Professional Conduct or similar rules in any other jurisdiction. Each Member further acknowledges that, whether or not the Fund Counsel has in the past represented such Member with respect to other matters, the Fund Counsel has not represented the interests of any Member in the preparation and negotiation of this Agreement.

13.15    Compliance with Anti-Money Laundering Requirements. Notwithstanding any other provision of this Agreement to the contrary, the Adviser, in its own name and on behalf of the Fund, shall be authorized without the consent of any Person, including any Member, to take such action (including requiring any Member to provide it with such information) as it determines in its sole discretion to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures, including the actions contemplated by the Subscription Agreements.
13.16    ERISA Members. The Adviser will use reasonable efforts to avoid having the assets of the Fund constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA that is subject to Title I of ERISA or Section 4975 of the Code.
13.17    Tax Cooperation. Each Member shall provide such cooperation and assistance, including but not limited to executing and filing forms or other statements, as is reasonably requested by the Fund to enable the Fund or any entity in which the Fund owns a direct or indirect interest to satisfy any applicable tax reporting or compliance requirements or to qualify for an exception from or reduced rate of tax or other tax benefit or be relieved of liability for any tax regardless of whether such requirement, tax benefit or tax liability existed on the Initial Closing Date. Each Member shall indemnify the Fund for any additional expenses incurred as a result of the failure of such Member in complying with the foregoing requirements of this Section 13.17.
13.18    Initial Member. Upon the admission of one of more Members to the Fund as of the date hereof, the initial Member of the Fund shall (a) receive a return of any capital contribution made by him to the Fund, (b) withdraw as the initial Member of the Fund, and (c) have no further right, interest or obligation of any kind whatsoever as a Member in the Fund.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

FUND:

NEW MOUNTAIN GUARDIAN III BDC, L.L.C.

By:
Adam Weinstein, Director and Executive Vice President

MEMBERS:

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Common Units in the Fund, to be admitted to the Fund as a Member and to be bound by the terms of the Agreement, pursuant to the power of attorney granted hereby and in the Subscription Agreements

By:
Adam Weinstein, as attorney-in-fact for each of the Common Unitholders

INITIAL MEMBER:

By:
Adam Weinstein, Member

ADVISER:

NEW MOUNTAIN FINANCE ADVISERS, L.L.C.

By:
Adam Weinstein, Authorized Person